Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-132375

CWHEQ Home Equity Loan Trust, Series 2006-S10

Final Term Sheet

$1,597,600,100 (Approximate)

CWHEQ, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS
Home Equity Loan Asset Backed Certificates, Series 2006-S10

Distributions payable monthly, beginning January 25, 2007
________________

The following classes of certificates that are being offered pursuant to this free writing prospectus:
Class	Initial Certificate Principal Balance (1)
A-1	$728,016,000
A-2	$495,694,000
A-3	$373,890,000
A-R	$100

_____________
(1) This amount is subject to a permitted variance in the aggregate of plus or minus 10%.

SUMMARY

Issuing Entity

CWHEQ Home Equity Loan Trust, Series 2006-S10, a common law trust formed under the laws of the State of New York.

Depositor

CWHEQ, Inc., a Delaware corporation and a limited purpose finance subsidiary of Countrywide Financial Corporation, a Delaware corporation.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. Other sellers may include one or more special purpose entities established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York, a New York banking corporation.

Certificate Insurer

MBIA Insurance Corporation will unconditionally and irrevocably guarantee certain payments on the offered certificates, other than the Class A-R Certificates, on each distribution date pursuant to the terms of a financial guaranty insurance policy.

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class E-P, Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guarantee payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

Initial Mortgage Loans:

For any initial mortgage loan, the later of December 1, 2006 and the origination date of that mortgage loan (referred to as the initial cut-off date).

Subsequent Mortgage Loans:

For any subsequent mortgage loan, the later of the first day of the month of the related subsequent transfer date and the origination date of that subsequent mortgage loan (referred to as the subsequent cut-off date).

Closing Date

On or about December 29, 2006.

Pre-Funding

On the closing date, the depositor will deposit approximately $165,785,328 in a pre-funding account (referred to as the pre-funded amount).

Funding Period:

The funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $40,000 and (y) January 31, 2007.

Use of Pre-Funded Amount:

The pre-funded amount is expected to be used to purchase subsequent mortgage loans. The pre-funded amount not used during the funding period to purchase subsequent mortgage loans will be distributed to holders of the certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Restrictions on Subsequent Mortgage Loan Purchases:

Purchases of subsequent mortgage loans are subject to the same criteria as the initial mortgage loans and additional restrictions related to the composition of the mortgage pool following the acquisition of the subsequent mortgage loans, as described in this free writing prospectus.

Interest Shortfall Payments:

To the extent needed to make required interest payments on the interest-bearing certificates, to pay the certificate insurer the certificate insurance policy premium on or prior to the February 2007 distribution date, Countrywide Home Loans, Inc. will make interest shortfall payments to the issuing entity to offset shortfalls in interest collections attributable to the pre-funding mechanism or because newly originated loans do not have a payment due date in the due period related to the subject distribution date.

The Mortgage Loans

The mortgage pool will consist of closed-end, fixed rate loans that are secured by second liens on one- to four-family residential properties. We sometimes refer to these loans as home equity loans or mortgage loans.

Statistical Calculation Information

The statistical information presented in this free writing prospectus relates to a statistical calculation pool that does not reflect all of the mortgage loans that will be included in the issuing entity on the closing date. Additional mortgage loans will be included in the mortgage pool on the closing date, and subsequent mortgage loans will be included during the funding period. In addition, certain mortgage loans in the statistical calculation pool may not be included in the mortgage pool on the closing date because they were prepaid in full or were determined not to meet the eligibility requirements for the mortgage pool. The aggregate stated principal balance as of the cut-off date of the mortgage loans to be included in the issuing entity on the closing date is expected to be approximately $1,320,898,508.

The information with respect to the statistical calculation pool is, unless otherwise specified, based on the scheduled principal balances as of December 1, 2006, which is the statistical calculation date. The aggregate stated principal balance of the statistical calculation pool as of the statistical calculation date is referred to as the statistical calculation date pool principal balance.

Unless otherwise noted, all statistical percentages are measured by the statistical calculation date pool principal balance.

As of the statistical calculation date, the mortgage loans in the statistical calculation pool had the following characteristics:

Statistical Calculation Date Pool Principal Balance	$1,320,898,508
Number of Mortgage Loans	27,541
Average Current Principal Balance	$47,961
Range of Current Principal Balances	$2,380 to $675,000
Weighted Average Mortgage Rate	8.272%
Range of Mortgage Rates	5.150% to 17.000%
Weighted Average Original Combined Loan-to-Value Ratio	87.04%
Percentage of Mortgage Loans with Original Combined Loan-to-Value Ratios Greater than 80%	77.02%
Geographic Concentrations in excess of 10%:
California	21.88%
Weighted Average Original Term to Stated Maturity	213 months
Weighted Average Remaining Term to Stated Maturity	211 months
Percentage of Mortgage Loans with Prepayment Charges	33.32%
Minimum FICO Score	584 points
Maximum FICO Score	843 points
Weighted Average FICO Score	728 points
Number of Mortgage Loans with Unknown FICO Score	0
Percentage of Mortgage Loans with Unknown FICO Score	0.00%

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Certificate Principal Balance (1)		Type	Last Scheduled Distribution Date	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
A-1	$728,016,000		Senior/Floating Rate	October 2036	Aaa	AAA
A-2	$495,694,000		Senior/Floating Rate	October 2036	Aaa	AAA
A-3	$373,890,000		Senior/Floating Rate	October 2036	Aaa	AAA
A-R	$100		Senior/REMIC Residual	January 2007	Aaa	AAA
Non-Offered Certificates (3)
P	$100	(4)	Prepayment Charges	N/A	N/R	N/R
E-P	N/A		Excess Charged-off Loan Proceeds	N/A	N/R	N/R
C	N/A		Residual	N/A	N/R	N/R
______________

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
The Class E-P, Class P and Class C Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class E-P, Class P and Class C Certificates is provided only to permit a better understanding of the offered certificates.

(4)	The Class P Certificates also will have a notional amount equal to the aggregate stated principal balance of the mortgage loans as of the cut-off date.

The certificates will also have the following characteristics:

Class	Pass-Through Rate (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
A-1	LIBOR + 0.110% (2)	(3)	Actual/360 (4)
A-2	LIBOR + 0.220% (2)	(3)	Actual/360 (4)
A-3	LIBOR + 0.320% (2)	(3)	Actual/360 (4)
A-R	(5)	N/A	N/A
Non-Offered Certificates
P	N/A	N/A	N/A
C	N/A	N/A	N/A
E-P	N/A	N/A	N/A
______________
(1)
The pass-through rate for each class of interest bearing certificates is subject to a “net rate cap.” The net rate cap generally is equal to the weighted average mortgage rate of the mortgage loans less the servicing fee rate, trustee fee rate, certificate insurance premium rate and, in the case of the Class A-2 and Class A-3 Certificates, the effective rate at which any net swap payments and any swap termination payments (other than a swap termination payment resulting from a swap counterparty trigger event) may be payable to the swap counterparty. Any shortfall resulting from application of the net rate cap will not be covered by the financial guaranty insurance policy.

(2)
The pass-through rate for this class of offered certificates may adjust monthly based on changes in LIBOR which is the index used in determining the pass-through rate. LIBOR refers to one-month LIBOR for the related accrual period calculated as described in this free writing prospectus under “Description of the Certificates — Calculation of One-Month LIBOR.”

(3)
The accrual period for any distribution date will be the period from and including the preceding distribution date (or from and including the closing date, in the case of the first distribution date) to and including the day prior to the current distribution date.

(4)	Interest accrues at the rate specified in this table based on a 360-day year and the actual number of days elapsed during the related accrual period.

(5)	The Class A-R Certificates will not accrue any interest.

Designations

Designation	Class of Certificates
Class A Certificates:	Class A-1, Class A-2 and Class A-3 Certificates
Offered Certificates:	Class A-1, Class A-2, Class A-3 and Class A-R Certificates

Record Date

Class A Certificates:

The business day immediately preceding a distribution date, or if the Class A-1, Class A-2 or Class A-3 Certificates are no longer book-entry certificates, the last business day of the month preceding the month of a distribution date.

Class A-R Certificates:

The last business day of the month preceding the month of a distribution date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.95 and $0.05, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on January 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Interest Payments

On each distribution date, holders of each class of interest-bearing certificates will be entitled to receive:

•	the interest that has accrued during the related accrual period at the related pass-through rate on the certificate principal balance immediately prior to the applicable distribution date, and

•	any interest due on a prior distribution date that was not paid.

The accrual period, interest calculation convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page S-5.

There are certain circumstances that could reduce the amount of interest paid to you.

Principal Payments

On each distribution date, certificateholders will receive a distribution of principal on their certificates only if there is cash available on that date for the payment of principal. The amount of principal payments to be made on the Class A Certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

Amounts Available with respect to Interest Distributions

The amount available for interest distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses as described below are subtracted):

•	scheduled payments of interest on the mortgage loans collected during the applicable period,

•	interest on prepayments to the extent not allocable to the master servicer as additional servicing compensation,

•	interest amounts advanced by the master servicer and any required compensating interest paid by the master servicer related to certain prepayments on certain mortgage loans,

•	proceeds allocable to interest in respect of any mortgage loans repurchased by a seller or purchased by the master servicer,

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to interest), and

•	the amount, if any, of the seller interest shortfall payment paid by Countrywide Home Loans, Inc. on any distribution date on or prior to the February 2007 distribution date.

Amounts Available with respect to Principal Distributions

The amount available for principal distributions on the certificates on any distribution date will generally consist of the following amounts (after fees and expenses as described below are subtracted):

•	scheduled payments of principal of the mortgage loans collected during the applicable period or advanced by the master servicer,

•	prepayments collected in the applicable period,

•	the stated principal balance of any mortgage loans repurchased by a seller or purchased by the master servicer,

•	the excess, if any, of the stated principal balance of a deleted mortgage loan over the stated principal balance of the related substitute mortgage loan,

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to principal),

•
excess interest (to the extent available) in an amount necessary to reach or maintain the targeted overcollateralization level as described under “Description of the Certificates — Overcollateralization Provisions” in this free writing prospectus,

•	charged-off loan proceeds (to the extent available) as described under “—Priority of Distributions; Distributions of Charged-off Loan Proceeds” below, and

•	the amount (if any) remaining on deposit in the pre-funding account on the distribution date following the end of the funding period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer,

•	the certificate insurance premium,

•	the trustee fee due to the trustee,

•	amounts reimbursed to the master servicer and the trustee in respect of advances previously made by them and other amounts for which the master servicer and servicer are entitled to be reimbursed,

•	all prepayment charges (which are distributable only to the Class P Certificates),

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed, and

•	the pro rata portion of any net swap payments or any termination payment payable to the swap counterparty (other than a swap termination payment resulting from a swap counterparty trigger event).

Any amounts netted from the amount available for distribution to the certificateholders will reduce the amount distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.50% per annum (referred to as the servicing fee rate). The master servicer will not be entitled to receive the master servicing fee with respect to a charged-off mortgage loan beginning with the due period after the charge-off date.

Additional Servicing Compensation:

The master servicer is also entitled to receive additional servicing compensation from amounts in respect of interest paid on certain principal prepayments, late payment fees, assumption fees and other similar charges (excluding prepayment charges) and investment income earned on amounts on deposit in certain of the issuing entity’s accounts.

Source and Priority of Payments:

These amounts will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Payments; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

•
to the swap account, the amount of any net swap payment and any swap termination payment (other than a swap termination payment resulting from a swap counterparty trigger event) payable to the swap counterparty,

•	to the certificate insurer, the monthly premium for the certificate insurance policy,

•	concurrently, to each class of Class A Certificates, current interest, pro rata, based on their respective entitlements,

•	to the certificate insurer, any unpaid insurer reimbursement amounts,

•	concurrently, to each class of Class A Certificates, interest accrued but not previously paid with respect to prior distribution dates, pro rata, based on their respective entitlements, and

•	any remaining interest funds to be distributed as part of excess cashflow.

Priority of Payments; Distributions of Principal

General

In general, on any distribution date, principal funds will be distributed in the following order:

•	to the certificate insurer, any unpaid monthly premium for the certificate insurance policy remaining after application of interest funds,

•	to the Class A Certificates, principal up to the principal distribution amount for that distribution date in the order of priority described below,

•	to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, and

•	any remaining principal funds to be distributed as part of excess cashflow.

Principal Distributions on the Class A Certificates

On any distribution date, the principal distribution amount will be distributed sequentially, to the Class A-1, Class A-2 and Class A-3 Certificates, in that order, in each case until the certificate principal balance of that class of certificates is reduced to zero.

Effect of the Stepdown Date if a Trigger Event is not in Effect

On any distribution date, available principal funds will be distributable as principal on the Class A Certificates in an amount based on the targeted level of overcollateralization. This amount is subject to reduction on and after the stepdown date.

Trigger Events

A “trigger event” refers to a delinquency trigger event or a cumulative loss trigger event. A “delinquency trigger event” refers to certain specified levels of delinquencies on the mortgage loans, and a “cumulative loss trigger event” refers to specified levels of realized losses on the mortgage loans.

If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will be equal to the targeted amount of overcollateralization for the immediately preceding distribution date. The definitions of “Delinquency Trigger Event” and “Cumulative Loss Trigger Event” in this free writing prospectus provide information regarding the specified levels of delinquencies and losses that will cause a trigger event to occur.

The Stepdown Date

The stepdown date will be the later of (i) the distribution date in July 2009 and (ii) the first distribution date on which the aggregate stated principal balance of the mortgage loans as of the end of the related due period (after giving effect to principal prepayments received during the prepayment period that ends during that due period) is less than 50.00% of the sum of the aggregate stated principal balance of the initial mortgage loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date.

Priority of Distributions; Distributions of Charged-off Loan Proceeds

Any mortgage loan with a scheduled payment that has not been paid in full within 180 days of the due date for that scheduled payment will be a charged-off mortgage loan. The last day of the due period in which the 180th day after the due date related to a delinquent scheduled payment occurs is referred to as the charge-off date. A mortgage loan that has been charged-off by the master servicer as bad debt prior to the related charge-off date will not be a charged-off mortgage loan.

Any net proceeds received with respect to a charged-off mortgage loan in any due period after the related charge-off date will be charged-off loan proceeds. Charged-off loan proceeds will be distributable only in accordance with the priorities set forth below and will not be available to make any other distributions or to pay any fees or expenses of the issuing entity other than the master servicer’s expenses in connection with auctions of the charged-off mortgage loans and the related auction fee.

On each distribution date, the charged-off loan proceeds received during the related due period, if any, will be distributed in the following order:

•	to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, excess cashflow and principal funds on such distribution date,

•
to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the overcollateralization deficiency amount (after taking into account all distributions on that distribution date other than the distribution of charged-off loan proceeds and the payments under the certificate insurance policy), payable to each such class in the same priority in which principal would be distributed to such classes,

•
concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class (after taking into account all distributions on that distribution date other than the distribution of charged-off loan proceeds and the payments under the certificate insurance policy) pro rata based on their respective unpaid realized loss amounts, and

•	to the Class E-P Certificates, any remaining charged-off loan proceeds.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest and principal distributions have been made.

On any distribution date, the excess cashflow (if any) will be distributed in the following order to the extent of the remaining excess cashflow:

•	to the class or classes of certificates then entitled to distributions of principal, the amounts necessary to build or restore overcollateralization to the target overcollateralization level;

•	concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class, pro rata based on their respective unpaid realized loss amounts;

•
to each class of Class A Certificates (in the case of the Class A-1 Certificates, after payments of amounts available (if any) under the corridor contract), pro rata based first on their respective certificate principal balances and then on any unpaid amount of net rate carryover, to the extent needed to pay any unpaid net rate carryover for the Class A Certificates;

•	to the swap account, the amount of any swap termination payment owed to the swap counterparty as a result of a swap counterparty trigger event; and

•	to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans and any remaining pre-funded amount exceeds the aggregate certificate principal balance of the certificates.

On the closing date, it is expected that the sum of the aggregate stated principal balance of the mortgage loans and the amount on deposit in the pre-funding account will exceed the initial aggregate certificate principal balance of the certificates by approximately 0.15%.

For any distribution date prior to the stepdown date, the targeted amount of overcollateralization will equal 2.10% of the sum of the aggregate stated principal balance of the initial mortgage loans as of the initial cut-off date and the amount on deposit in the pre-funding account on the closing date. On or after the stepdown date, the targeted amount of overcollateralization will be equal to the greater of: (1) 4.20% of the aggregate stated principal balance of the mortgage loans for the related distribution date and (2) 0.50% of the sum of the aggregate stated principal balance of the initial mortgage loans as of the initial cut-off date and the amount on deposit in the pre-funding account on the closing date. If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will equal the targeted amount of overcollateralization for the immediately preceding distribution date. If the amount of overcollateralization is below the targeted level for a distribution date, excess interest on the mortgage loans (if any) will be used to reduce the aggregate certificate principal balance of the Class A Certificates, until the required level of overcollateralization has been reached or restored.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans, if those losses are not otherwise covered by excess cashflow (if any) from the mortgage loans.

Excess Interest

The mortgage loans are expected to generate more interest than is needed to pay interest on the certificates because the weighted average interest rate of the mortgage loans is expected to be higher than the weighted average pass-through rate on the certificates, plus the weighted average expense fee rate and the effective rate at which any net swap payments and any swap termination payments (other than a swap termination payment resulting from a swap counterparty trigger event) may be payable to the swap counterparty. The “expense fee rate” is the sum of the servicing fee rate and the trustee fee rate. Any such interest is referred to as “excess interest”, and any excess interest remaining after payment of the premium and any reimbursement amount owing to the certificate insurer will be distributed as part of the excess cashflow as described under “—Excess Cashflow” above.

Financial Guaranty Insurance Policy

The Class A Certificates have the benefit of a financial guaranty insurance policy pursuant to which MBIA Insurance Corporation will unconditionally and irrevocably guarantee certain payments on the Class A Certificates on each distribution date subject to certain terms and conditions set forth in the financial guaranty insurance policy.

The Corridor Contract

Countrywide Home Loans, Inc. has purchased an interest rate corridor contract for the benefit of the Class A-1 Certificates, which will be assigned to The Bank of New York, in its capacity as corridor contract administrator, on the closing date.

On or prior to the corridor contract termination date, the corridor contract counterparty will be required to make monthly payments to the corridor contract administrator, if one-month LIBOR for the related distribution date exceeds a specified rate, subject to a maximum rate. Payments made under the corridor contract will be made to the corridor contract administrator and allocated between the issuing entity and Countrywide Home Loans, Inc. as described in “Description of the Certificates — The Corridor Contract” in this free writing prospectus.

The amounts allocated to the issuing entity in respect of the corridor contract will be available to the Class A-1 Certificates to cover net rate carryover.

Any amounts received in respect of the corridor contract and allocated to the issuing entity for a distribution date that are not used on that date to cover net rate carryover on the Class A-1 Certificates will be distributed to the holders of the Class C Certificates and will not be available thereafter for payment of net rate carryover on the Class A-1 Certificates.

Allocation of Losses

Realized losses on the mortgage loans will be allocated to the certificates as described in this free writing prospectus under “Description of the Certificates—Applied Realized Loss Amounts.”

The Swap Contract

Countrywide Home Loans, Inc. has entered into an interest rate swap contract, which will be assigned to The Bank of New York, in its capacity as swap contract administrator, on the closing date. On each distribution date prior to the swap contract termination date, the swap contract administrator will be obligated to pay to the swap counterparty an amount equal to the product of (i) 5.360% per annum, (ii) the lesser of (a) the swap contract notional balance for that distribution date and (b) the aggregate certificate principal balance of the Class A-2 and Class A-3 Certificates immediately prior to that distribution date and (iii) the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360. In addition, on the business day preceding each distribution date prior to the swap contract termination date, the swap counterparty will be obligated to pay to the swap contract administrator an amount equal to the product of (i) one-month LIBOR (as determined by the swap counterparty), (ii) the lesser of (a) the swap contract notional balance for that distribution date and (b) the aggregate certificate principal balance of the Class A-2 and Class A-3 Certificates immediately prior to that distribution date, and (iii) the actual number of days in the related calculation period, divided by 360.

To the extent that the payment payable by the swap contract administrator exceeds the payment payable by the swap counterparty, the trustee will be required to deduct from the available funds the amount of that excess and, in its capacity as trustee of the swap trust, to remit the amount of that excess to the swap contract administrator for payment to the swap counterparty. To the extent that the payment payable by the swap counterparty exceeds the payment payable by the swap contract administrator, the swap counterparty will be required to pay to the swap contract administrator the amount of that excess. Any net payment received by the swap contract administrator from the swap counterparty will be remitted to the swap trust only to the extent necessary to cover unpaid current interest, net rate carryover and unpaid realized loss amounts on the Class A-2 and Class A-3 Certificates, to maintain or restore overcollateralization and to fund the swap reserve fund; provided that amounts otherwise payable on the Class A-2 and Class A-3 Certificates that were covered by the certificate insurance policy will instead be paid to the certificate insurer. The remaining portion of any net payment received by the swap contract administrator from the swap counterparty will be paid to Countrywide Home Loans, Inc. and will not be available to cover any amounts on any class of certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent that the master servicer reasonably believes that the cash advances can be repaid from future payments on the related mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses. The master servicer will not make any advances with respect to (i) any charged-off mortgage loan after the related charge-off date or (ii) a covered loan if a claim under the credit insurance policy is pending with respect to such covered loan.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute a replacement mortgage loan for, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders or the certificate insurer in that mortgage loan.

Additionally, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 150 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the servicing fee rate).

Optional Termination

The holder of the largest percentage interest in the Class C Certificates (the directing holder) will have the right to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of the aggregate stated principal balance of the initial mortgage loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date. If the first auction is unsuccessful, the auction process may be repeated periodically at the direction of the directing holder until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the directing holder does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Material Federal Income Tax Consequences

For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund, the pre-funding account and the issuing entity’s rights with respect to payments received under the corridor contract) will consist of two or more REMICs: one or more underlying REMICs and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The offered certificates (other than the Class A-R Certificates) will represent beneficial ownership of “regular interests” in the master REMIC identified in the pooling and servicing agreement and a beneficial interest in the right to receive payments of net rate carryover from excess cashflow. The Class A-1 Certificates will also represent the right to receive payments of net rate carryover from amounts received under the corridor contract. The Class A-2 and Class A-3 Certificates will also represent the right to receive payments of net rate carryover from amounts received under the swap contract and the deemed obligation to make termination payments on the swap contract.

The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

The swap trust, the swap contract, the swap account and the swap reserve fund will not constitute any part of any REMIC created under the pooling and servicing agreement.

Legal Investment Considerations

The certificates will not be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the mortgage loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based solely on first mortgages may not be legally authorized to invest in the certificates.

ERISA Considerations

Generally, the offered certificates (other than the Class A-R Certificates) may be purchased by a pension, employee benefit, or other plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a plan, so long as certain conditions are met. Investors acquiring offered certificates (other than the Class A-R Certificates) with assets of such a plan while the swap contract and swap trust are in effect will be required to satisfy certain additional conditions, including satisfaction of the requirements of an investor-based class exemption.

THE MORTGAGE POOL

Loan Programs

Loan Program	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
5 Year Term	3	$92,441	0.01%	30,814	10.032	59.00	727	69.8
10 Year Term	708	22,568,103	1.71	31,876	7.906	118.90	727	74.7
15 Year Term	6,814	276,876,243	20.96	40,633	7.925	178.89	723	81.0
20 Year Term	262	13,512,470	1.02	51,574	9.396	237.49	692	81.2
25 Year Term	2	58,814	(1)	29,407	10.209	298.00	713	92.8
30 Year Term	2,661	153,619,213	11.63	57,730	7.996	357.23	726	84.4
10 Year Term - 10 Year Interest Only Period	164	9,470,911	0.72	57,749	8.580	119.00	734	90.2
15 Year Term - 15 Year Interest Only Period	637	39,691,812	3.00	62,311	8.313	179.03	735	89.7
25 Year Term - 10 Year Interest Only Period	2,200	136,780,756	10.36	62,173	8.363	298.98	730	86.9
30 Year Term - 10 Year Interest Only Period	2	45,200	(1)	22,600	14.765	358.37	664	91.6
30/10 Fixed Balloon	1	45,361	(1)	45,361	10.150	118.00	777	99.9
30/15 Fixed Balloon	14,086	668,076,139	50.58	47,428	8.441	178.71	730	90.5
30/20 Fixed Balloon	1	61,044	(1)	61,044	9.250	237.00	756	99.9
Total	27,541	$1,320,898,508	100.00%
___________
(1)	Less than 0.01%

Original Terms to Stated Maturity(1)

Original Term to Maturity (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
60	3	$92,441	0.01%	30,814	10.032	59.00	727	69.8
120	873	32,084,376	2.43	36,752	8.108	118.93	729	79.3
180	21,537	984,644,194	74.54	45,719	8.291	178.77	728	87.8
240	263	13,573,514	1.03	51,610	9.396	237.49	692	81.3
300	2,202	136,839,570	10.36	62,143	8.364	298.98	730	86.9
360	2,663	153,664,413	11.63	57,703	7.998	357.23	726	84.4
Total	27,541	$1,320,898,508	100.00%
____________
(1)	As of the Statistical Calculation Date, the weighted average original term to stated maturity of the Statistical Mortgage Loans was approximately 213 months.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0.01 - 25,000.00	6,598	$123,013,085	9.31%	18,644	8.511	193.56	731	86.9
25,000.01 - 50,000.00	11,699	428,755,348	32.46	36,649	8.371	202.21	728	88.7
50,000.01 - 75,000.00	5,276	322,037,468	24.38	61,038	8.199	211.82	727	86.8
75,000.01 - 100,000.00	2,255	198,374,724	15.02	87,971	8.080	218.88	724	85.7
100,000.01 - 150,000.00	1,217	147,829,979	11.19	121,471	8.249	223.47	730	86.9
150,000.01 - 200,000.00	345	60,432,614	4.58	175,167	8.234	232.15	729	85.2
200,000.01 - 250,000.00	102	23,284,930	1.76	228,284	7.917	243.78	735	83.0
250,000.01 - 300,000.00	20	5,618,780	0.43	280,939	8.138	227.83	743	80.6
300,000.01 - 350,000.00	13	4,261,376	0.32	327,798	8.399	226.68	730	77.9
350,000.01 - 400,000.00	5	1,893,873	0.14	378,775	9.157	204.62	709	74.9
400,000.01 - 450,000.00	5	2,225,116	0.17	445,023	9.122	239.77	751	85.9
450,000.01 - 500,000.00	5	2,496,213	0.19	499,243	8.124	250.20	742	78.7
650,000.01 - 700,000.00	1	675,000	0.05	675,000	8.625	298.00	702	95.0
Total	27,541	$1,320,898,508	100.00%
___________
(1)	As of the Statistical Calculation Date, the average current mortgage loan principal balance of the Statistical Mortgage Loans was approximately $47,961.

State Distribution of Mortgaged Properties(1)

State	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Alabama	784	$29,003,783	2.20%	36,995	8.130	196.18	730	92.7
Alaska	89	5,322,247	0.40	59,801	8.304	213.75	726	88.3
Arizona	1,030	52,826,445	4.00	51,288	8.341	202.36	728	86.3
Arkansas	10	335,209	0.03	33,521	8.753	207.91	727	87.1
California	3,870	289,038,234	21.88	74,687	7.866	234.27	730	78.9
Colorado	1,074	50,477,017	3.82	46,999	8.416	203.58	735	91.5
Connecticut	396	19,806,835	1.50	50,017	8.285	235.06	724	87.7
Delaware	110	5,545,201	0.42	50,411	8.525	194.96	726	89.2
District of Columbia	30	1,712,700	0.13	57,090	8.466	219.61	731	85.4
Florida	1,057	49,817,834	3.77	47,131	8.324	209.25	724	85.2
Georgia	887	36,028,406	2.73	40,618	8.486	202.84	723	92.9
Hawaii	113	9,324,845	0.71	82,521	8.046	186.71	734	76.2
Idaho	391	16,839,744	1.27	43,068	8.131	192.74	732	85.9
Illinois	719	30,670,413	2.32	42,657	8.516	200.77	723	90.5
Indiana	558	17,834,457	1.35	31,961	8.396	191.17	722	92.1
Iowa	203	6,206,387	0.47	30,573	8.396	190.28	734	94.7
Kansas	247	8,317,087	0.63	33,672	8.360	213.29	732	93.2
Kentucky	416	13,559,927	1.03	32,596	8.178	192.63	730	92.9
Louisiana	118	4,222,074	0.32	35,780	8.421	197.04	718	88.1
Maine	112	4,564,173	0.35	40,752	8.342	208.25	726	87.0
Maryland	634	37,620,968	2.85	59,339	8.526	212.22	722	88.4
Massachusetts	605	32,845,568	2.49	54,290	8.173	231.95	726	87.7
Michigan	600	19,490,767	1.48	32,485	8.308	197.82	732	92.4
Minnesota	747	33,714,829	2.55	45,134	8.288	195.09	732	91.6
Mississippi	108	3,597,881	0.27	33,314	8.218	182.83	726	89.7
Missouri	715	25,201,494	1.91	35,247	8.203	196.82	727	91.2
Montana	57	2,144,312	0.16	37,620	8.767	226.71	741	89.6
Nebraska	95	3,476,173	0.26	36,591	8.013	222.52	736	92.7
Nevada	165	9,159,749	0.69	55,514	8.315	202.09	728	87.0
New Hampshire	142	6,637,862	0.50	46,746	8.014	214.00	722	85.4
New Jersey	813	42,410,196	3.21	52,165	8.544	195.93	718	84.7
New Mexico	250	11,015,199	0.83	44,061	8.463	207.05	727	87.8
New York	780	45,361,310	3.43	58,156	8.437	214.79	721	82.9
North Carolina	733	26,900,973	2.04	36,700	8.620	212.20	724	92.2
North Dakota	34	1,222,056	0.09	35,943	8.132	179.74	727	91.7
Ohio	1,102	35,795,951	2.71	32,483	8.180	193.83	731	93.6
Oklahoma	271	9,537,547	0.72	35,194	8.479	223.80	729	92.7
Oregon	739	37,923,470	2.87	51,317	8.118	211.49	731	87.4
Pennsylvania	898	37,632,280	2.85	41,907	8.543	206.12	723	89.6
Rhode Island	115	5,743,274	0.43	49,942	8.572	238.74	715	87.4
South Carolina	182	6,732,137	0.51	36,990	8.634	246.08	723	90.9
South Dakota	35	1,397,410	0.11	39,926	7.871	179.38	727	88.7
Tennessee	641	22,473,816	1.70	35,061	8.224	193.46	728	92.5
Texas	1,431	47,051,565	3.56	32,880	8.497	203.30	739	95.2
Utah	728	31,309,965	2.37	43,008	8.477	192.91	731	90.7
Vermont	36	1,210,719	0.09	33,631	9.277	207.83	708	83.5
Virginia	946	53,986,830	4.09	57,069	8.414	209.59	726	88.0
Washington	977	47,866,542	3.62	48,993	8.809	202.28	725	89.0
West Virginia	68	2,840,468	0.22	41,772	8.853	206.50	724	89.8
Wisconsin	586	23,438,723	1.77	39,998	8.133	190.56	730	91.1
Wyoming	94	3,705,455	0.28	39,420	8.431	194.97	729	86.2
Total	27,541	$1,320,898,508	100.00%
_________
(1)	As of the Statistical Calculation Date, no more than approximately 0.20% of the Statistical Mortgage Loans was secured by mortgaged properties located in any one postal zip code area.

Original Combined Loan-to-Value Ratios(1)

Range of Original Combined Loan-to-Value Ratios (%)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
50.00 or Less	1,029	$53,329,989	4.04%	51,827	7.123	225.37	741	40.5
50.01 - 55.00	427	22,960,661	1.74	53,772	7.321	216.10	733	52.6
55.01 - 60.00	454	24,517,872	1.86	54,004	7.277	221.87	726	57.5
60.01 - 65.00	569	32,763,676	2.48	57,581	7.426	216.21	728	62.6
65.01 - 70.00	787	44,895,035	3.40	57,046	7.530	208.90	722	67.7
70.01 - 75.00	873	48,828,236	3.70	55,932	7.665	210.57	723	72.7
75.01 - 80.00	1,358	76,195,372	5.77	56,109	7.826	214.61	721	78.1
80.01 - 85.00	1,776	78,415,972	5.94	44,153	8.002	211.70	720	82.9
85.01 - 90.00	6,455	265,256,518	20.08	41,093	8.360	211.80	726	88.9
90.01 - 95.00	5,945	278,171,809	21.06	46,791	8.395	210.32	725	94.0
95.01 - 100.00	7,868	395,563,368	29.95	50,275	8.765	207.48	733	99.5
Total	27,541	$1,320,898,508	100.00%
_________
(1)	As of the Statistical Calculation Date, the weighted average original Combined Loan-to-Value Ratio of the Statistical Mortgage Loans was approximately 87.04%.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
5.001 - 5.500	6	$629,355	0.05%	104,893	5.186	192.63	795	55.3
5.501 - 6.000	613	51,589,404	3.91	84,159	5.989	299.68	733	66.6
6.001 - 6.500	702	42,970,932	3.25	61,212	6.396	218.75	739	72.0
6.501 - 7.000	1,751	99,975,165	7.57	57,096	6.864	207.46	732	77.6
7.001 - 7.500	3,559	172,568,105	13.06	48,488	7.382	197.07	735	81.3
7.501 - 8.000	5,707	267,879,646	20.28	46,939	7.819	203.37	730	88.2
8.001 - 8.500	4,858	214,300,428	16.22	44,113	8.334	204.58	730	90.9
8.501 - 9.000	4,149	182,105,970	13.79	43,892	8.804	211.29	725	91.5
9.001 - 9.500	2,377	106,753,042	8.08	44,911	9.326	218.94	723	92.2
9.501 - 10.000	1,884	86,117,747	6.52	45,710	9.801	209.36	719	93.4
10.001 - 10.500	780	37,420,536	2.83	47,975	10.308	210.92	719	92.9
10.501 - 11.000	567	29,079,084	2.20	51,286	10.799	225.69	712	93.7
11.001 - 11.500	198	9,396,234	0.71	47,456	11.299	209.76	708	94.2
11.501 - 12.000	210	10,775,298	0.82	51,311	11.861	216.32	709	93.7
12.001 - 12.500	56	3,574,315	0.27	63,827	12.267	224.38	683	90.3
12.501 - 13.000	43	2,161,723	0.16	50,273	12.809	238.08	673	93.1
13.001 - 13.500	33	1,732,375	0.13	52,496	13.338	223.55	699	94.2
13.501 - 14.000	23	825,948	0.06	35,911	13.796	256.34	693	94.1
Greater than 14.000	25	1,043,201	0.08	41,728	14.832	262.01	682	94.5
Total	27,541	$1,320,898,508	100.00%
__________
(1)
As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Mortgage Loans was approximately 8.272% per annum. As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Mortgage Loans net of the Master Servicing Fees and the Trustee Fee was approximately 7.763% per annum.

Types of Mortgaged Properties

Property Type	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Single Family Residence	19,750	$937,329,647	70.96%	47,460	8.176	210.55	726	85.6
Planned Unit Development	5,407	279,576,686	21.17	51,706	8.408	211.67	730	90.5
Low-rise Condominium	1,794	74,708,601	5.66	41,644	8.611	216.47	738	91.5
2 Family Home	337	16,255,470	1.23	48,236	9.042	209.05	732	88.4
High-rise Condominium	152	7,350,860	0.56	48,361	8.812	217.20	741	92.9
3 Family Home	38	2,583,288	0.20	67,981	9.847	211.69	720	79.5
4 Family Home	52	2,663,463	0.20	51,220	10.325	209.29	739	88.3
Hotel Condominium	11	430,493	0.03	39,136	9.051	177.68	724	95.6
Total	27,541	$1,320,898,508	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Refinance (cash-out)	12,825	$661,476,397	50.08%	51,577	7.963	211.49	720	81.3
Purchase	11,769	505,908,197	38.30	42,987	8.741	211.43	739	95.7
Refinance (rate/term)	2,947	153,513,913	11.62	52,092	8.057	208.57	725	83.4
Total	27,541	$1,320,898,508	100.00%

Occupancy Types(1)

Occupancy Type	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Primary Residence	25,831	$1,261,581,589	95.51%	48,840	8.221	211.47	727	87.0
Secondary Residence	770	29,475,999	2.23	38,281	8.973	204.48	748	89.6
Investment Property	940	29,840,919	2.26	31,746	9.724	203.29	733	85.9
Total	27,541	$1,320,898,508	100.00%
___________
(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Range of Remaining Terms to Maturity (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
1 - 120	888	$32,317,440	2.45%	36,394	8.116	118.61	729	79.3
121 - 180	21,529	984,557,874	74.54	45,732	8.291	178.78	728	87.8
181 - 300	2,476	150,778,836	11.41	60,896	8.457	293.35	726	86.4
301 - 360	2,648	153,244,358	11.60	57,872	7.997	357.55	726	84.4
Total	27,541	$1,320,898,508	100.00%
____________
(1)	As of the Statistical Calculation Date, the weighted average remaining term to maturity of the Statistical Mortgage Loans was approximately 211 months.

Documentation Programs

Documentation Program	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Reduced	3,837	$223,832,631	16.95%	58,335	9.045	211.14	741	89.8
Streamlined	8,870	438,278,757	33.18	49,411	7.743	194.47	723	81.3
Full	7,279	352,850,780	26.71	48,475	8.424	237.01	723	89.5
Alternative	4,695	193,399,616	14.64	41,193	8.251	209.89	726	91.3
Super-Streamlined	2,798	109,172,121	8.26	39,018	8.272	194.85	741	88.8
Stated Income/Stated Asset	62	3,364,603	0.25	54,268	10.922	263.78	719	92.7
Total	27,541	$1,320,898,508	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Greater than 820	7	$331,876	0.03%	47,411	8.785	211.24	826	75.3
801 - 820	748	31,760,665	2.40	42,461	8.188	207.39	807	84.0
781 - 800	2,395	107,787,506	8.16	45,005	8.079	210.15	789	85.3
761 - 780	3,708	177,415,724	13.43	47,847	8.109	211.09	770	86.7
741 - 760	4,405	212,003,044	16.05	48,128	8.186	211.21	750	88.3
721 - 740	4,349	214,534,878	16.24	49,330	8.149	209.29	731	87.6
701 - 720	4,356	216,805,772	16.41	49,772	8.169	211.11	710	87.8
681 - 700	3,726	180,654,145	13.68	48,485	8.393	213.67	691	87.9
661 - 680	2,529	120,406,390	9.12	47,610	8.593	210.15	671	86.5
641 - 660	943	41,369,057	3.13	43,870	9.079	212.17	652	82.5
621 - 640	341	16,111,933	1.22	47,249	9.672	224.29	632	81.9
601 - 620	32	1,631,147	0.12	50,973	9.425	218.27	616	82.5
581 - 600	2	86,371	0.01	43,186	11.117	219.60	589	93.0
Total	27,541	$1,320,898,508	100.00%
____________
(1)	As of the Statistical Calculation Date, the weighted average FICO Credit Score of the mortgagors related to the Statistical Mortgage Loans was approximately 728.

Prepayment Charge Periods

Prepayment Charge Periods (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	19,291	$880,781,970	66.68%	45,658	8.615	209.53	728	89.6
6	10	484,456	0.04	48,446	10.178	209.88	734	96.7
12	327	21,356,698	1.62	65,311	8.393	209.94	723	87.8
20	1	34,564	(1)	34,564	10.990	238.00	687	100.0
24	17	760,327	0.06	44,725	10.898	192.41	701	95.8
26	1	45,873	(1)	45,873	8.499	179.00	756	46.2
30	1	171,796	0.01	171,796	8.625	358.00	695	89.8
36	3,141	156,378,052	11.84	49,786	7.516	245.94	725	81.6
48	3	214,817	0.02	71,606	10.122	244.35	657	75.9
60	4,749	260,669,955	19.73	54,889	7.540	195.66	728	81.6
Total	27,541	$1,320,898,508	100.00%
____________
(1)	Less than 0.01%

Interest Only Periods at Origination

Interest Only Periods (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	24,538	$1,134,909,828	85.92%	46,251	8.256	202.42	727	86.9
120	2,366	146,296,867	11.08	61,833	8.379	287.35	730	87.1
180	637	39,691,812	3.00	62,311	8.313	179.03	735	89.7
Total	27,541	$1,320,898,508	100.00%

SERVICING OF THE MORTGAGE LOANS

Servicing Compensation and Payment of Expenses

The Master Servicer will be paid a monthly fee (the “Master Servicing Fee”) from collections with respect to each Mortgage Loan (as well as from any liquidation proceeds or Subsequent Recoveries) equal to one-twelfth of the Stated Principal Balance thereof multiplied by the Servicing Fee Rate. The Master Servicing Fee will not be payable for any Charged-off Mortgage Loan beginning with the Due Period immediately after the related Charge-off Date. The “Servicing Fee Rate” for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “— Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans.”

The Master Servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on Principal Prepayments received during that portion of a Prepayment Period from the related Due Date to the end of the Prepayment Period (“Prepayment Interest Excess”), all late payment fees, assumption fees and other similar charges (excluding prepayment charges), with respect to the Mortgage Loans, and all investment income earned on amounts on deposit in the Certificate Account and Distribution Account. The Master Servicer is obligated to pay certain ongoing expenses associated with the Mortgage Loans and incurred by the Trustee in connection with its responsibilities under the Pooling and Servicing Agreement.

Adjustment to Master Servicing Fee in Connection With Certain Prepaid Mortgage Loans

When a borrower prepays all or a portion of a Mortgage Loan between scheduled monthly payment dates (“Due Dates”), the borrower pays interest on the amount prepaid only to the date of prepayment. Principal Prepayments which are received during that portion of the Prepayment Period from the related Due Date in the Prepayment Period to the end of the Prepayment Period reduce the Scheduled Payment of interest for the following Due Date but are included in a distribution that occurs on or prior to the distribution of the Scheduled Payment, and accordingly no shortfall in interest otherwise distributable to holders of the Certificates results. Conversely, Principal Prepayments received from that portion of the Prepayment Period from the beginning of the Prepayment Period to the related Due Date in that Prepayment Period reduce the Scheduled Payment of interest for that Due Date and are included in a distribution that occurs on or after the distribution of the Scheduled Payment, and accordingly an interest shortfall (a “Prepayment Interest Shortfall”) could result. In order to mitigate the effect of any Prepayment Interest Shortfall on interest distributions to holders of the Certificates on any Distribution Date, one-half of the amount of the Master Servicing Fee otherwise payable to the Master Servicer for the month will, to the extent of the Prepayment Interest Shortfall, be deposited by the Master Servicer in the Certificate Account for distribution to holders of the Certificates entitled thereto on the Distribution Date. The amount of this deposit by the Master Servicer is referred to as “Compensating Interest” and will be reflected in the distributions to holders of the Certificates entitled thereto made on the Distribution Date on which the Principal Prepayments received would be distributed. Any shortfall in interest distributions to the Class A certificateholders resulting from Prepayment Interest Shortfalls will not be covered by the Certificate Insurance Policy.

DESCRIPTION OF THE CERTIFICATES

General

The Certificates will be issued pursuant to the Pooling and Servicing Agreement. We summarize below the material terms and provisions pursuant to which the Certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement. When particular provisions or terms used in the Pooling and Servicing Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Pooling and Servicing Agreement after the issuing entity issues the Certificates.

The CWHEQ, Inc., Home Equity Loan Asset Backed Certificates, Series 2006-S10 (the “Certificates”) will consist of the Class A-1, Class A-2, Class A-3, Class A-R, Class E-P, Class P and Class C Certificates.

When describing the Certificates in this free writing prospectus we use the following terms:

Designation	Class of Certificates
Class A Certificates	Class A-1, Class A-2 and Class A-3 Certificates
Offered Certificates	Class A-1, Class A-2, Class A-3 and Class A-R Certificates

The Certificates are generally referred to as the following types:

Class	Type
Class A-1	Senior/Adjustable Rate
Class A-2	Senior/ Adjustable Rate
Class A-3	Senior/ Adjustable Rate
Class A-R	Senior/REMIC Residual
Class P	Prepayment Charges
Class C	Residual
Class E-P	Excess Charged-off Loan Proceeds

Book-Entry Certificates; Denominations

The Offered Certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) may elect to hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States, or Clearstream, Luxembourg or the Euroclear System (“Euroclear”), in Europe, if they are participants of these systems, or indirectly through organizations which are participants in these systems. Each class of Book-Entry Certificates will be issued in one or more certificates which equal the aggregate Certificate Principal Balance of the applicable class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the Book-Entry Certificates may be held in minimum denominations representing Certificate Principal Balances of $25,000 and integral multiples of $1 in excess thereof. Except as set forth under “Description of the Securities—Book-Entry Registration of Securities” in the prospectus, no person acquiring a beneficial ownership interest in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing the person’s beneficial ownership interest in the Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC. See “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Glossary of Terms

The following terms have the meanings shown below to help describe the cash flow on the Certificates. The definitions are organized based on the context in which they are most frequently used. However, certain definitions may be used in multiple contexts.

General Definitions.

“Adjusted Net Mortgage Rate” with respect to each Mortgage Loan means the Mortgage Rate less the related Expense Fee Rate.

“Business Day” is any day other than:

(1) a Saturday or Sunday or

(2) a day on which the Certificate Insurer or banking institutions in the state of New York or California are required or authorized by law to be closed.

“Certificate Principal Balance” means for any class of Class A Certificates, the aggregate outstanding principal balance of all Certificates of the class, less:

(1) all amounts previously distributed to holders of Certificates of that class as scheduled and unscheduled payments of principal, including in the case of the Class A Certificates, any payments of principal under the Certificate Insurance Policy; and

(2) the Applied Realized Loss Amounts allocated to the class;

•
provided, however, that if Applied Realized Loss Amounts have been allocated to the Certificate Principal Balance of any class of Class A Certificates, the Certificate Principal Balance thereof will be increased on each Distribution Date after the allocation of Applied Realized Loss Amounts, pro rata, by the amount of Subsequent Recoveries collected during the related Due Period (if any) (but not by more than the amount of the Unpaid Realized Loss Amount for the class). However, to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid to the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy, and

•
any payment of principal under the Certificate Insurance Policy up to the amount of the Applied Realized Loss Amount in respect of any class of Class A Certificates will not result in a further reduction of the Certificate Principal Balance of that class of Class A Certificates.

After any allocation of amounts in respect of Subsequent Recoveries to the Certificate Principal Balance of a class of Class A Certificates, a corresponding decrease will be made on the Distribution Date to the Unpaid Realized Loss Amount for that class or classes. Although Subsequent Recoveries, if any, will be allocated to increase the Certificate Principal Balance of a class of Certificates, the Subsequent Recoveries will be included in the Principal Remittance Amount and distributed in the priority set forth below under “—Distributions—Distributions of Principal”. Therefore these Subsequent Recoveries may not be used to make any principal payments on the class or classes of Certificates for which the Certificate Principal Balances have been increased by allocation of Subsequent Recoveries. Additionally, holders of these Certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Certificate Principal Balance for any Accrual Period preceding the Distribution Date on which the increase occurs.
Exclusively for the purpose of determining any subrogation rights of the Certificate Insurer under the Pooling and Servicing Agreement, the “Certificate Principal Balance” of the Class A Certificates is not reduced by the amount of any payments made by the Certificate Insurer in respect of principal on the Class A Certificates under the Certificate Insurance Policy, except to the extent that the payment has been reimbursed to the Certificate Insurer pursuant to the provisions of the Pooling and Servicing Agreement.

“Charged-off Loan Proceeds” means any Insurance Proceeds and all other net proceeds received with respect to a Charged-off Mortgage Loan after the related Charge-off Date in connection with the partial or complete liquidation of a Charged-off Mortgage Loan (whether through trustee’s sale, foreclosure sale, the auction process described under “Servicing of the Mortgage Loans—Auction of Charged-off Mortgage Loans” or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received after the related Charge-off Date with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a Charged-off Mortgage Loan (net of unreimbursed Servicing Advances and the related auction fee).

“Distribution Date” means the 25th day of each month, or if the 25th day is not a Business Day, on the first Business Day thereafter, commencing in January 2007.

“Due Period” means with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the calendar month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

“Excess Proceeds” with respect to a liquidated Mortgage Loan, other than a Charged-off Mortgage Loan, means the amount, if any, by which the sum of any Liquidation Proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

“Final Recovery Determination” means a determination by the Master Servicer that it has received all proceeds it expects to receive with respect to the liquidation of a Mortgage Loan.

“Insurance Proceeds” means all proceeds of any insurance policy (not including the Certificate Insurance Policy) received prior to or in connection with a Final Recovery Determination (to the extent that the proceeds are not applied to the restoration of the property or released to the borrower in accordance with the Master Servicer’s normal servicing procedures), other than proceeds that represent reimbursement of the Master Servicer’s costs and expenses incurred in connection with presenting claims under the related insurance policy.

“Liquidation Proceeds” means any Insurance Proceeds and all other net proceeds received prior to or in connection with a Final Recovery Determination in connection with the partial or complete liquidation of a Mortgage Loan (whether through trustee’s sale, foreclosure sale or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received prior to or in connection with a Final Recovery Determination with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a defaulted Mortgage Loan (other than the amount of the net proceeds representing Excess Proceeds and other than amounts paid under the Certificate Insurance Policy), less the related unreimbursed Advances, Servicing Fees and Servicing Advances. For avoidance of doubt, Liquidation Proceeds do not include Charged-off Loan Proceeds.

“Percentage Interest” with respect to any Certificate, means the percentage derived by dividing the denomination of the Certificate by the aggregate denominations of all Certificates of the applicable class.

“Record Date” means:

(1) in the case of the Class A Certificates, the Business Day immediately preceding the Distribution Date, unless the Class A Certificates are no longer book-entry certificates, in which case the Record Date will be the last Business Day of the month preceding the month of the Distribution Date, and

(2) in the case of the Class A-R Certificates, the last Business Day of the month preceding the month of that Distribution Date.

“Subsequent Recoveries” means, with respect to any Mortgage Loan in respect of which a Realized Loss was incurred, any proceeds of the type described in the definitions of “Insurance Proceeds” and “Liquidation Proceeds” received in respect of the Mortgage Loan after a Final Recovery Determination (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses and other than amounts paid under the Certificate Insurance Policy). Subsequent Recoveries do not include Charged-off Loan Proceeds.

Definitions related to Interest Calculations and Distributions.

“Accrual Period” for any Distribution Date, means, for the Class A Certificates, the period from and including the preceding Distribution Date (or from and including the Closing Date in the case of the first Distribution Date) to and including the day prior to the current Distribution Date.

“Certificate Insurance Premium” means for any Distribution Date the fee payable to the Certificate Insurer in respect of its services as Certificate Insurer that accrues at the Certificate Insurance Premium Rate for the Class A Certificates on a balance equal to the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date or, in the case of the first Distribution Date, the aggregate Certificate Principal Balance of the Class A Certificates on the Closing Date. The Certificate Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Certificate Insurance Premium Rate” means a rate equal to 0.140% per annum.

“Certificate Insurer Reimbursement Amount” means, with respect to any Distribution Date, (i) all Insured Payments paid by the Certificate Insurer for which the Certificate Insurer has not been reimbursed prior to the Distribution Date, plus (ii) interest accrued on the Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Insured Payments were made, plus (iii) any other amounts then due and owing to the Certificate Insurer under the insurance and indemnity agreement relating to the Certificate Insurance Policy plus interest accrued on such amounts not previously paid calculated at the Late Payment Rate.

“Current Interest” with respect to each class of interest-bearing Certificates and each Distribution Date means the interest accrued at the Pass-Through Rate for the applicable Accrual Period on the Certificate Principal Balance of the class immediately prior to the Distribution Date.

“Expense Fee Rate” with respect to each Mortgage Loan is equal to the sum of the Servicing Fee Rate and the Trustee Fee Rate.

“Interest Carry Forward Amount,” with respect to each class of interest-bearing Certificates and each Distribution Date, is the excess of:

(a) Current Interest for such class with respect to prior Distribution Dates over

(b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

“Interest Determination Date” means for the Class A Certificates, the second LIBOR Business Day preceding the commencement of each Accrual Period.

“Interest Funds” means for any Distribution Date, (1) the Interest Remittance Amount for that Distribution Date less (2) the Trustee Fee for the Distribution Date.

“Interest Remittance Amount” means with respect to any Distribution Date:

(a) the sum, without duplication, of:

(1) all scheduled interest collected during the related Due Period, less the related Master Servicing Fee,

(2) all interest on prepayments, other than Prepayment Interest Excess,

(3) all Advances relating to interest,

(4) all Compensating Interest,

(5) all Liquidation Proceeds collected during the related Due Period (to the extent that the Liquidation Proceeds relate to interest), and

(6) any Seller Shortfall Interest Requirement, less

(b) all Advances relating to interest and certain expenses reimbursed during the related Due Period.

“Net Rate Cap” for each Distribution Date means

(a)  with respect to the Class A-1 Certificates, (1) the weighted average Adjusted Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period), less (2) the Certificate Insurance Premium Rate, times a fraction, the numerator of which is (a) the aggregate Certificate Principal Balance of the Class A Certificates and the denominator of which is (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period) plus any amount on deposit in the Pre-Funding Account as of the first day of that Due Period. The Net Rate Cap is adjusted to an effective rate reflecting the calculation of interest on the basis of the actual number of days elapsed during the related Accrual Period and a 360-day year, and

(b) with respect to the Class A-2 and Class A-3 Certificates, the Net Rate Cap for the Class A-1 Certificates minus a fraction, expressed as a percentage the numerator of which is (x) the sum of (1) the Net Swap Payment payable to the Swap Counterparty with respect to such Distribution Date times a fraction, the numerator of which is equal to 360 and the denominator of which is equal to the actual number of days in the related Accrual Period and (2) any Swap Termination Payment payable to the Swap Counterparty for such Distribution Date (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event), and the denominator of which is (y) the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates immediately prior to such Distribution Date.

“Net Rate Carryover” for a class of Class A Certificates on any Distribution Date means the excess of:

(a) the amount of interest that the class would have accrued for the Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the applicable Net Rate Cap, over

(b) the amount of interest the class accrued on the Distribution Date based on the applicable Net Rate Cap,

plus the unpaid portion of this excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the applicable Net Rate Cap).

Any Net Rate Carryover for the Class A Certificates will not be covered by the Certificate Insurance Policy.

The “Pass-Through Margin” (i) for the Class A-1 Certificates is 0.110%, (ii) for the Class A-2 Certificates is 0.220% and (iii) for the Class A-3 Certificates is 0.320%.

“Pass-Through Rate” with respect to each Accrual Period and a class of Class A Certificates means a per annum rate equal to the lesser of:

(1) One-Month LIBOR for the Accrual Period (calculated as described below under “— Calculation of One-Month LIBOR”) plus the Pass-Through Margin for the class, and

(2) the applicable Net Rate Cap for the related Distribution Date.

“Seller Shortfall Interest Requirement” with respect to the Distribution Date in each of January 2007 and February 2007, means the sum of:

(a) the product of (1) the excess of the aggregate Stated Principal Balance for the Distribution Date of all the Mortgage Loans in the Mortgage Pool (including the Subsequent Mortgage Loans, if any) owned by the issuing entity at the beginning of the related Due Period, over the aggregate Stated Principal Balance for the Distribution Date of the Mortgage Loans (including the Subsequent Mortgage Loans, if any) that have a scheduled payment of interest due in the related Due Period, and (2) a fraction, the numerator of which is the weighted average Net Mortgage Rate of all the Mortgage Loans in the Mortgage Pool (including the Subsequent Mortgage Loans, if any) (weighted on the basis of the Stated Principal Balances thereof for the Distribution Date) and the denominator of which is 12; and

(b) the product of (1) the amount on deposit in the Pre-Funding Account at the beginning of the related Due Period, and (2) a fraction, the numerator of which is the weighted average Net Mortgage Rate of the Mortgage Loans (including Subsequent Mortgage Loans, if any) owned by the issuing entity at the beginning of the related Due Period (weighted on the basis of the Stated Principal Balances thereof for the Distribution Date) and the denominator of which is 12.

“Trustee Fee Rate” means a rate equal to 0.009% per annum.

Definitions related to Principal Calculations and Distributions.

“Class A Principal Distribution Amount” for any Distribution Date means the excess of:

(1) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to the Distribution Date, over

(2) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date minus the Overcollateralization Target Amount for such Distribution Date.

A “Cumulative Loss Trigger Event” exists with respect to any Distribution Date on or after the Stepdown Date, if (x) the aggregate amount of Realized Losses on the Mortgage Loans from the Cut-off Date for each Mortgage Loan to (and including) the last day of the related Due Period (reduced by the aggregate amount of any Subsequent Recoveries and Charged-off Loan Proceeds received through the last day of that Due Period) exceeds (y) the applicable percentage, for that Distribution Date, of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount, as set forth below:

Distribution Date	Percentage

July 2009 — December 2009	1.625% with respect to July 2009, plus an additional 1/6th of 0.525% for each month thereafter through December 2009
January 2010 — December 2010	2.150% with respect to January 2010, plus an additional 1/12th of 0.850% for each month thereafter through December 2010
January 2011 — December 2011	3.000% with respect to January 2011, plus an additional 1/12th of 0.850% for each month thereafter through December 2011
January 2012 — December 2012	3.850% with respect to January 2012, plus an additional 1/12th of 0.400% for each month thereafter until December 2012
January 2013 and thereafter	4.250%

A “Delinquency Trigger Event” exists with respect to any Distribution Date on or after the Stepdown Date if the Rolling Sixty-Day Delinquency Rate for the outstanding Mortgage Loans exceeds 4.50% for that Distribution Date.

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date means the lesser of (1) the Overcollateralization Deficiency Amount for the Distribution Date and (2) the Excess Cashflow for the Distribution Date.

“Final Scheduled Distribution Date” with respect to the Class A Certificates and the Certificate Insurance Policy, the Distribution Date occurring in the month following the month of the scheduled maturity date of the Mortgage Loan having the latest scheduled maturity date.

“OC Floor” means an amount equal to 0.50% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount.

“Overcollateralization Deficiency Amount” with respect to any Distribution Date means the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on the Distribution Date (after giving effect to the distribution of the Principal Distribution Amount (other than the portion thereof consisting of the Extra Principal Distribution Amount) on the Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” means, with respect to any Distribution Date (a) prior to the Stepdown Date, an amount equal to 2.10% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount and (b) on or after the Stepdown Date, the greater of (i) an amount equal to 4.20% of the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date means the amount, if any, by which (x) the sum of the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date and the amount on deposit in the Pre-Funding Account on the Distribution Date (except for any amounts to be released from the Pre-Funding Account on such Distribution Date) exceeds (y) the aggregate Certificate Principal Balance of the Class A Certificates as of the Distribution Date (after giving effect to the distribution of the Principal Remittance Amount on the Distribution Date and, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts to be released from the Pre-Funding Account).

“Principal Distribution Amount” with respect to each Distribution Date means the sum of:

(1) the Principal Remittance Amount for the Distribution Date, less any portion of such amount used to cover any payment due to the Swap Counterparty with respect to such Distribution Date,

(2) the Extra Principal Distribution Amount for the Distribution Date, and

(3) with respect to the Distribution Date immediately following the end of the Funding Period, the amount, if any, remaining in the Pre-Funding Account at the end of the Funding Period (net of any investment income therefrom), minus

(4) the Overcollateralization Reduction Amount for the Distribution Date.

“Principal Remittance Amount” with respect to any Distribution Date means:

(a) the sum, without duplication, of:

(1) the scheduled principal collected during the related Due Period or advanced with respect to the Distribution Date,

(2) prepayments collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a Seller or purchased by the Master Servicer,

(4) the amount, if any, by which the aggregate unpaid principal balance of any Replacement Mortgage Loans delivered by Countrywide Home Loans in connection with a substitution of a Mortgage Loan is less than the aggregate unpaid principal balance of any Deleted Mortgage Loans, and

(5) all Liquidation Proceeds (to the extent that the Liquidation Proceeds relate to principal) and Subsequent Recoveries collected during the related Due Period, less

(b) all Advances relating to principal and certain expenses reimbursed during the related Due Period.

“Realized Loss” means with respect to any Mortgage Loan (i) as to which a Final Recovery Determination has been made, the excess of the Stated Principal Balance of the defaulted Mortgage Loan over the Liquidation Proceeds allocated to principal that have been received with respect to the defaulted Mortgage Loan on or at any time prior to the last day of the related Due Period during which the defaulted Mortgage Loan is liquidated, (ii) that was the subject of a Deficient Valuation, (a) if the value of the related Mortgaged Property was reduced below the principal balance of the related Mortgage Note, the amount by which the value of the Mortgaged Property was reduced below the principal balance of the related Mortgage Note, and (b) if the principal amount due under the related Mortgage Note has been reduced, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to the Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation and (iii) as to which a Scheduled Payment has not been paid in full within 180 days of the Due Date for such Scheduled Payment, the Stated Principal Balance of such Mortgage Loan as of the end of the Due Period in which such 180th day occurred.

“Rolling Sixty-Day Delinquency Rate” means, with respect to any Distribution Date on or after the Stepdown Date, the average of the Sixty-Day Delinquency Rates for that Distribution Date and the two immediately preceding Distribution Dates.

“Sixty-Day Delinquency Rate” means, with respect to any Distribution Date on or after the Stepdown Date, a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding the Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans.

“Stepdown Date” is the later to occur of (i) the Distribution Date in July 2009 and (ii) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date is less than or equal to 50.00% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount.

A “Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if either a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of Certificates, (i) the portion of the aggregate Applied Realized Loss Amount allocated to that class and remaining unpaid minus (ii) the sum of (x) any increase in the Certificate Principal Balance of that class due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of that class and (y) the Charged-off Loan Proceeds previously distributed to such class in respect of Unpaid Realized Loss Amounts.

Deposits to the Certificate Account

The Master Servicer will establish and initially maintain a certificate account (the “Certificate Account”) for the benefit of the Trustee on behalf of the certificateholders and the Certificate Insurer. The Master Servicer will initially establish the Certificate Account at Countrywide Bank, N.A., which is an affiliate of the Master Servicer. On a daily basis within two Business Days after receipt, the Master Servicer will deposit or cause to be deposited into the Certificate Account the following payments and collections received by it in respect to the Mortgage Loans after the Cut-off Date (other than any scheduled principal due on or prior to the Cut-off Date and any interest accruing prior to the Cut-off Date):

(1) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans,

(2) all payments on account of interest (other than interest accruing on the Mortgage Loans prior to the Cut-off Date) on the Mortgage Loans, net of the Master Servicing Fees on the Mortgage Loans and net of Prepayment Interest Excess,

(3) all Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and Charged-off Loan Proceeds,

(4) all payments made by the Master Servicer in respect of Compensating Interest,

(5) all payments made by a Seller in connection with the repurchase of any Mortgage Loan due to the breach of certain representations, warranties or covenants by the Seller that obligates the Seller to repurchase the Mortgage Loan in accordance with the Pooling and Servicing Agreement,

(6) all payments made by the Master Servicer in connection with the purchase of any Mortgage Loans which are 150 days delinquent and any other purchases by the Master Servicer in accordance with the Pooling and Servicing Agreement,

(7) all prepayment charges paid by a borrower in connection with the full or partial prepayment of the related Mortgage Loan,

(8) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Certificate Account,

(9) any amounts required to be deposited by the Master Servicer with respect to any deductible clause in any blanket hazard insurance policy maintained by the Master Servicer in lieu of requiring each borrower to maintain a primary hazard insurance policy,

(10) all amounts required to be deposited in connection with shortfalls in the principal amount of Replacement Mortgage Loans, and

(11) all Advances.

On the Business Day prior to the Master Servicer Advance Date in each of January 2007 and February 2007, Countrywide Home Loans will remit to the Master Servicer, and the Master Servicer will deposit in the Certificate Account, the Seller Shortfall Interest Requirement (if any) for the Distribution Date. Prior to their deposit in the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the Master Servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy or Insolvency May Affect the Timing and Amount of Distributions on the Securities” in the prospectus.

Withdrawals from the Certificate Account

The Master Servicer may from time to time withdraw funds from the Certificate Account prior to the related Distribution Account Deposit Date for the following purposes:

(1) to pay to the Master Servicer the Master Servicing Fees on the Mortgage Loans to the extent not previously paid to or withheld by the Master Servicer (subject, in the case of Master Servicing Fees, to reduction as described above under “Servicing of the Mortgage Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans”) and, as additional servicing compensation, assumption fees, late payment charges (excluding prepayment charges), net earnings on or investment income with respect to funds in or credited to the Certificate Account and the amount of Prepayment Interest Excess for the related Prepayment Period,

(2) to reimburse the Master Servicer and the Trustee for Advances, which right of reimbursement with respect to any Mortgage Loan pursuant to this clause (2) is limited to amounts received that represent late recoveries of payments of principal and/or interest on the related Mortgage Loan (or Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries with respect thereto but not Charged-off Loan Proceeds) with respect to which the Advance was made,

(3) to reimburse the Master Servicer and the Trustee for any Advances previously made that the Master Servicer has determined to be nonrecoverable (and prior to the reimbursement, the Master Servicer will deliver to the Trustee and the Certificate Insurer an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance),

(4) to reimburse the Master Servicer from Insurance Proceeds for expenses incurred by the Master Servicer and covered by the related insurance policies,

(5) to pay to the Master Servicer any unpaid Master Servicing Fees and to reimburse it for any unreimbursed ordinary and necessary out-of-pocket costs and expenses incurred by the Master Servicer in the performance of its master servicing obligations including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property, (iv) auction costs and expenses in connection with Charged-off Mortgage Loans and (v) maintaining any required insurance policies (“Servicing Advances”), which right of reimbursement pursuant to this clause (5) is limited to (a) amounts received representing late recoveries of the payments of these costs and expenses (or Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds with respect thereto) and (b) in the case of auction costs and expenses in connection with Charged-off Mortgage Loans, the Charged-off Loan Proceeds,

(6) to pay to the applicable Seller or the Master Servicer, as applicable, with respect to each Mortgage Loan or Mortgaged Property acquired in respect thereof that has been purchased by that Seller or the Master Servicer from the issuing entity pursuant to the Pooling and Servicing Agreement, all amounts received thereon and not taken into account in determining the related Purchase Price of the purchased Mortgage Loan,

(7) after the transfer from the Certificate Account for deposit to the Distribution Account of the Interest Remittance Amount and the Principal Remittance Amount on the related Distribution Account Deposit Date, to reimburse the applicable Seller, the Master Servicer, the NIM Insurer or the Depositor for expenses incurred and reimbursable pursuant to the Pooling and Servicing Agreement,

(8) to withdraw any amount deposited in the Certificate Account and not required to be deposited therein, and

(9) to clear and terminate the Certificate Account upon termination of the Pooling and Servicing Agreement.

In addition, not later than 1:00 p.m. Pacific Time on the Business Day immediately preceding each Distribution Date (the “Distribution Account Deposit Date”), the Master Servicer will withdraw from the Certificate Account and remit to the Trustee the Prepayment Charges collected, the Interest Remittance Amount and the Principal Remittance Amount to the extent on deposit in the Certificate Account, and the Trustee will deposit the amount in the Distribution Account, as described below.

The Master Servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account pursuant to clauses (1) through (7) above.

Deposits to the Distribution Account

The Trustee will establish and maintain a distribution account (the “Distribution Account”) on behalf of the certificateholders and the Certificate Insurer. The Trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

(1) the aggregate amount remitted by the Master Servicer to the Trustee,

(2) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Distribution Account, and

(3) the amount, if any, remaining in the Pre-Funding Account (net of any investment income therefrom) on the Distribution Date immediately following the end of the Funding Period.

Withdrawals from the Distribution Account

The Trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and payment to the Certificate Insurer and Swap Account as described below under “— Distributions” and may from time to time make withdrawals from the Distribution Account:

(1) to pay the Trustee Fee to the Trustee,

(2) to pay to the Master Servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

(3) to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the Master Servicer through delivery of a written notice to the Trustee describing the amounts deposited in error),

(4) to reimburse the Trustee for any unreimbursed Advances, such right of reimbursement being limited to (x) amounts received on the related Mortgage Loans (other than Charged-off Loan Proceeds), in respect of which any such Advance was made and (y) amounts not otherwise reimbursed to the Trustee pursuant to clause (2) under “—Withdrawals from the Certificate Account” above,

(5)  to reimburse the Trustee for any nonrecoverable Advance previously made by it (other than from amounts representing Charged-off Loan Proceeds), such right of reimbursement being limited to amounts not otherwise reimbursed to it pursuant to clause (3) under “—Withdrawals from the Certificate Account”, and

(6) to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the Master Servicer is required to provide the Trustee a report containing the data and information concerning the Mortgage Loans that is required by the Trustee to prepare the monthly statement to certificateholders for the related Distribution Date. See “ — Reports to Certificateholders” in this free writing prospectus. The Trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Master Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Master Servicer.

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account and the Pre-Funding Account. All funds in the Certificate Account, the Distribution Account and the Pre-Funding Account will be invested in Permitted Investments at the direction of the Master Servicer. In the case of:

•
the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the Master Servicer as additional servicing compensation and will be remitted to it monthly as described herein, and

•
the Pre-Funding Account, all income and gain net of any losses realized from the investment will be for the benefit of Countrywide Home Loans and will be remitted to Countrywide Home Loans as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the Master Servicer in the Certificate Account or paid to the Trustee for deposit into the Distribution Account out of the Master Servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-Funding Account in respect of the investments will be paid by Countrywide Home Loans to the Trustee for deposit into the Pre-Funding Account out of Countrywide Home Loans’ own funds immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account or the Pre-Funding Account and made in accordance with the Pooling and Servicing Agreement.

Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in Permitted Investments, at the written direction of the majority holder of the Class C Certificates.

If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in Permitted Investments. Any net investment earnings will be paid pro rata to the holders of the class of Certificates entitled to direct the investments of the amounts, in accordance with their Percentage Interests. Any losses incurred in the Carryover Reserve Fund in respect of the investments will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments), respectively, immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the Pooling and Servicing Agreement.

Swap Account. Funds in the Swap Account and the Swap Reserve Fund will not be invested.

The Swap Account

The Trustee, in its capacity as trustee of the swap trust, will establish and maintain a swap account (the “Swap Account” ) on behalf of the holders of the Class A Certificates and the Swap Counterparty. With respect to each Distribution Date, the Trustee will deposit into the Swap Account any portion of the Interest Funds for that Distribution Date (and, if necessary, any portion of the Principal Remittance Amount for that Distribution Date) that are to be remitted to the Swap Contract Administrator for payment to the Swap Counterparty, as well as any amounts received from the Swap Contract Administrator in respect of the Swap Contract, each as described below under “— The Swap Contract”. With respect to each Distribution Date, following the deposits to the Swap Account described in the preceding sentence, the Trustee will make a corresponding withdrawal from the Swap Account for remittance to the Swap Contract Administrator or distribution to the holders of the Class A Certificates and the Swap Reserve Fund as described below, as the case may be depending on whether a Net Swap Payment is due to the Swap Counterparty or from the Swap Counterparty, as described below under “— The Swap Contract”.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Servicing Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan other than a Charged-off Mortgage Loan (3)	Compensation	Collections with respect to each Mortgage Loan and any Liquidation Proceeds or Subsequent Recoveries	Monthly
Additional Servicing Compensation / Master Servicer	• Prepayment Interest Excess (4)	Compensation	Interest collections with respect to each Mortgage Loan	Time to time
	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time
	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and Distribution Account	Monthly
	• Excess Proceeds (5)	Compensation	Liquidation Proceeds and Subsequent Recoveries with respect to each Mortgage Loan	Time to time
	• 10% of Charged-off Loan Proceeds	Compensation	Charged-off Loan Proceeds	Time to time
Trustee Fee (the “Trustee Fee”) / Trustee
One-twelfth of the Trustee Fee Rate multiplied by the sum of (i) the aggregate Stated Principal Balance of the outstanding Mortgage Loans and (ii) any amounts remaining in the Pre-Funding Account (excluding any investment earnings thereon) (6)

		Compensation	Interest Remittance Amount	Monthly
Certificate Insurance Premium / Certificate Insurer	Certificate Insurance Premium (7)	Compensation	Interest Funds and the Principal Distribution Amount (8)	Monthly
Expenses
Net Swap Payments/Swap Counterparty	Net Swap Payments (9)	Expenses	Interest Funds and, to the extent that Interest Funds are not sufficient, the Principal Remittance Amount	Time to time
Swap Termination Payment/Swap Counterparty	The Swap Termination Payment to which the Swap Counterparty may be entitled in the event of an early termination of the Swap Contract	Expenses	Interest Funds and, to the extent that Interest Funds are not sufficient, the Principal Remittance Amount. (10)	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Insurance expenses / Master Servicer	Expenses incurred by the Master Servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time
Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances (11)	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds for that Mortgage Loan

Time to time
Indemnification expenses / the Sellers, the Master Servicer, the NIM Insurer and the Depositor	Amounts for which the Sellers, the Master Servicer, the NIM Insurer and Depositor are entitled to indemnification (12)	Indemnification	Amounts on deposit on the Certificate Account on any Distribution Account Deposit Date, following the transfer to the Distribution Account	Monthly
Certificate Insurer Reimbursement Amount / Certificate Insurer	Certificate Insurer Reimbursement Amount (13)	Reimbursement of Expenses	Interest Funds and the Principal Distribution Amount (8)	Monthly

__________
(1)
If the Trustee succeeds to the position of Master Servicer, it will be entitled to receive the same fees and expenses of the Master Servicer described in this free writing prospectus. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Pooling and Servicing Agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the Master Servicer in the case of amounts owed to the Master Servicer) prior to distributions on the Certificates.

(3)
The Servicing Fee Rate for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of the Mortgage Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans.”

(4)	Prepayment Interest Excess is described above in the prospectus supplement under “Servicing of the Mortgage Loans — Servicing Compensation and Payment of Expenses.”

(5)	Excess Proceeds is described above in this free writing prospectus under “— Glossary of Terms — General Definitions.”

(6)	The Trustee Fee Rate will equal 0.009% per annum.

(7)
The Certificate Insurance Premium Rate will equal 0.140% per annum. The Certificate Insurance Premium is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

(8)
The order and priority in which the Certificate Insurer is paid these amounts from Interest Funds and the Principal Distribution Amount is set forth under “— Distributions — Distributions of Interest” and “— Distributions — Distributions of Principal” in this free writing prospectus.

(9)	The amount of any Net Swap Payment due to the Swap Counterparty with respect to any Distribution Date will be calculated as described under “Description of the Certificates — The Swap Contract”.

(10)	Any Swap Termination Payment due to a Swap Counterparty Trigger Event will only be payable from excess cashflow as described under “Description of the Certificates — Overcollateralization Provisions”.

(11)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(12)	Each of the Sellers, the Master Servicer, the NIM Insurer and the Depositor are entitled to indemnification of certain expenses.

(13)	The Certificate Insurer Reimbursement Amount is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

Distributions

General. Distributions on the Certificates will be made by the Trustee on each Distribution Date to the persons in whose names the Certificates are registered at the close of business on the Record Date.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the Certificate Register or, in the case of any certificateholder that holds 100% of a class of Certificates or who holds a class of Certificates with an aggregate initial Certificate Principal Balance of $1,000,000 or more or who holds a Notional Amount Certificate and that has so notified the Trustee in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the Certificates will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. On each Distribution Date, a holder of a Certificate will receive its Percentage Interest of the amounts required to be distributed with respect to the applicable class of Certificates.

On each Distribution Date, the Trustee will withdraw all prepayment charges in the Distribution Account and distribute them to the Class P Certificates.

Distributions of Interest. On each Distribution Date, the interest distributable with respect to the interest-bearing Certificates is the interest which has accrued on the Certificate Principal Balance thereof immediately prior to that Distribution Date at the Pass-Through Rate during the applicable Accrual Period and any Interest Carry Forward Amount.

All calculations of interest on the Class A Certificates will be made on the basis of a 360-day year and the actual number of days elapsed in the applicable Accrual Period.

The Pass-Through Rate for each of the Class A Certificates is a variable rate that may change from Distribution Date to Distribution Date. On each Distribution Date, the Pass-Through Rate for each class of interest-bearing certificates will be subject to the applicable Net Rate Cap. Any shortfall resulting from the application of the applicable Net Rate Cap (also referred to as Net Rate Carryover) will not be covered by the Certificate Insurance Policy. See the related definitions in “— Glossary of Terms — Definitions related to Interest Calculations and Distributions” for a more detailed understanding as to how the Net Rate Cap is calculated and applied to the Pass-Through Rate.

If on any Distribution Date, the Pass-Through Rate for a class of interest-bearing Certificates is based on the applicable Net Rate Cap, the holders of the applicable class of Certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “— Overcollateralization Provisions”, and from payments (if any) allocated to the issuing entity in respect of the Corridor Contract in the case of the Class A-1 Certificates and the Swap Contract in the case of the Class A-2 and Class A-3 Certificates, if available for that purpose.

On each Distribution Date, the Interest Funds for that Distribution Date are required to be distributed in the following order of priority, until those Interest Funds have been fully distributed:

(1) to the Swap Account, the amount of any Net Swap Payment and any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty with respect to such Distribution Date,

(2) to the Certificate Insurer, the Certificate Insurance Premium for the Distribution Date,

(3) concurrently, to each class of Class A Certificates, the Current Interest for each such class, pro rata based on their respective entitlements,

(4) to the Certificate Insurer, the Certificate Insurer Reimbursement Amount,

(5)  concurrently, to each class of Class A Certificates, the Interest Carry Forward Amount for each such class, pro rata based on their respective entitlements, and

(6) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Distributions of Funds from the Corridor Contract. On each Distribution Date on or prior to the Corridor Contract Termination Date, amounts allocated to the issuing entity in respect of the Corridor Contract for that Distribution Date will be deposited in the Carryover Reserve Fund and then distributed to the Class A-1 Certificates, to the extent needed to pay any related Net Rate Carryover.

Any amounts allocated to the issuing entity in respect of the Corridor Contract that remain after the application of those amounts as described in the preceding paragraph will be distributed to the holders of the Class C Certificates and will not be available for the payment of any Net Rate Carryover on any class of Certificates unless the Corridor Contract is subject to an early termination, in which case the portion of any early termination payment allocated to the issuing entity in respect of the Corridor Contract will be deposited by the Trustee in the Carryover Reserve Fund to cover any Net Rate Carryover on the Class A-1 Certificates until the Corridor Contract Termination Date. See“— Carryover Reserve Fund” below.

Distributions of Principal. On each Distribution Date, the Principal Distribution Amount is required to be distributed until the Principal Distribution Amount has been fully distributed (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter) in the following order:

(1)  to the Certificate Insurer, any Certificate Insurance Premium for the Distribution Date remaining unpaid after application of Interest Funds,

(2) to the Class A Certificates, in an amount up to the Class A Principal Distribution Amount, sequentially, to the Class A-1, Class A-2, Class A-3 Certificates, in that order, in each case until the Certificate Principal Balance thereof is reduced to zero,

(3)  to the Certificate Insurer, any Certificate Insurer Reimbursement Amount for the Distribution Date remaining unpaid after application of Interest Funds, and

(4)  any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Distributions of Charged-off Loan Proceeds. On each Distribution Date, the Charged-off Loan Proceeds received during the related Due Period, if any, will be distributed sequentially in the following order (after the application of Excess Cashflow on such Distribution Date):

(1) to the Certificate Insurer, any Certificate Insurance Reimbursement Amount for the Distribution Date remaining unpaid after application of Interest Funds, Excess Cashflow and the Principal Distribution Amount on such Distribution Date,

(2) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Overcollateralization Deficiency Amount remaining unpaid after taking into account all distributions on that Distribution Date other than the distribution of Charged-off Loan Proceeds and the payments under the Certificate Insurance Policy, payable to each such class in the order of priority set forth in clause (2) under “— Distributions of Principal” above,

(3) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in an amount equal to the Unpaid Realized Loss Amount for each such class (after taking into account all distributions on that Distribution Date other than distribution of Charged-off Loan Proceeds and payments under the Certificate Insurance Policy), provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (3) will instead be paid to the Certificate Insurer; and

(4) to the Class E-P Certificates, any remaining Charged-off Loan Proceeds.

Certificate Insurance Policy. On any Distribution Date, the Trustee will distribute to the holders of the Class A Certificates, any Insured Payments received from the Certificate Insurer with respect to the Distribution Date. Insured Payments in respect of interest payable on the Class A Certificates shall be paid to the Class A Certificates concurrently based on their respective interest entitlements, and any Insured Payments in respect of principal payable on the Class A Certificates shall be paid to the Class A Certificates as part of the Class A Principal Distribution Amount in the amount and order of priority set forth in clause (2) under “—Distributions of Principal” above, in each case until the Certificate Principal Balance thereof is reduced to zero.

Residual Certificates. The Class A-R Certificates do not bear interest. The Class A-R Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which their Certificate Principal Balance will equal zero. The $100 will be withdrawn from a reserve account established by the Trustee and funded by the Depositor on the Closing Date for the purposes of making distributions on the Class A-R and Class P Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date, the holders of the Class A-R Certificates, as provided in the Pooling and Servicing Agreement, will be entitled to receive any available funds remaining after payment of interest and principal on the Class A Certificates and payments to the Certificate Insurer and Swap Counterparty (each as described above) and the Class E-P, Class C and Class P Certificates (as provided in the Pooling and Servicing Agreement). It is not anticipated that there will be any significant amounts remaining for distribution to the Class A-R Certificates.

Overcollateralization Provisions

On the Closing Date, it is expected that the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount will exceed the initial aggregate Certificate Principal Balance of the Class A Certificates by approximately 0.15%. This is less than the target amount of overcollateralization. The weighted average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the Certificates. As a result, interest collections on the Mortgage Loans are expected to be generated in excess of the amount of interest payable to the holders of the Certificates and the related fees and expenses payable by the issuing entity. Any interest payments received in respect of the Mortgage Loans (net of the Trustee Fee and the Master Servicing Fee) in excess of the amount that is needed to pay interest on the Certificates and the issuing entity’s expenses (including any premiums that may be payable to the Certificate Insurer and including any Net Swap Payments and any Swap Termination Payment (other than a Swap Termination Payment resulting from a Swap Counterparty Trigger Event) that may be payable to the Swap Counterparty) will be used to reduce the total Certificate Principal Balance of the Certificates, until the target level of overcollateralization has been achieved or restored. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described. Thereafter, any remaining excess cashflow will be allocated to pay Unpaid Realized Loss Amounts and Net Rate Carryover in the amount and the priority described below.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amounts remaining as set forth in clause (6) in “—Distributions — Distributions of Interest” and clause (4) in “— Distributions — Distributions of Principal” for the Distribution Date and (ii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of Certificates in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

(1) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Extra Principal Distribution Amount, payable as part of the Class A Principal Distribution Amount as described under “—Distributions—Distributions of Principal” above,

(2) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in each case in an amount equal to the Unpaid Realized Loss Amount for each such class, provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (2) will instead be paid to the Certificate Insurer,

(3) to each class of Class A Certificates (in the case of the Class A-1 Certificates after application of amounts allocated to the issuing entity in respect of the Corridor Contract to cover Net Rate Carryover), pro rata based on the Certificate Principal Balances thereof, to the extent needed to pay any Net Rate Carryover for each such class; provided that any Excess Cashflow remaining after the allocation to pay Net Rate Carryover based on the Certificate Principal Balances of those Certificates will be distributed to each class of Class A Certificates with respect to which there remains any unpaid Net Rate Carryover (after the distribution based on Certificate Principal Balances), pro rata, based on the amount of the unpaid Net Rate Carryover,

(4) to the Carryover Reserve Fund, in an amount equal to the Required Carryover Reserve Fund Deposit (after giving effect to other deposits and withdrawals therefrom on the Distribution Date without regard to any amounts allocated to the issuing entity in respect of the Corridor Contract not required to cover Net Rate Carryover on the Class A-1 Certificates on that Distribution Date),

(5)  to the Swap Account, in an amount equal to any Swap Termination Payment due to the Swap Counterparty as a result of a Swap Counterparty Trigger Event, and

(6) to the Class C and Class A-R Certificates, in each case in the amounts specified in the Pooling and Servicing Agreement.

Following the distributions pursuant to the preceding paragraph, the Trustee will make certain distributions from the Swap Account, as described in further detail below under “ — The Swap Contract”.

The Corridor Contract

Countrywide Home Loans has entered into an interest rate corridor transaction with Bear Stearns Financial Products Inc. (“BSFP” or the “Corridor Contract Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Corridor Contract Counterparty (the “Corridor Contract”), for the benefit of the Class A-1 Certificates.

Pursuant to the Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if the ISDA Master Agreement had been executed by Countrywide Home Loans and the Corridor Contract Counterparty on the date the Corridor Contract was executed. The Corridor Contract is subject to certain ISDA definitions. On the Closing Date, pursuant to a “Corridor Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Corridor Contract to The Bank of New York, as corridor contract administrator (in this capacity, the “Corridor Contract Administrator”), and Countrywide Home Loans, the Corridor Contract Administrator and the Trustee will enter into a corridor contract administration agreement (the “Corridor Contract Administration Agreement”) pursuant to which the Corridor Contract Administrator will allocate any payments received under the Corridor Contract between the Trustee and Countrywide Home Loans as described below.

On or prior to the Corridor Contract Termination Date, amounts (if any) received under the Corridor Contract by the Corridor Contract Administrator and allocated to the Trustee for the benefit of the issuing entity will be used to pay Net Rate Carryover on the Class A-1 Certificates as described above under “—Distributions—Distributions of Funds from the Corridor Contract.” Amounts allocated to the Trustee in respect of the Corridor Contract will not be available to pay Net Rate Carryover on any class of Certificates other than the Class A-1 Certificates. On any Distribution Date, after application of any amounts allocated to the Trustee in respect of the Corridor Contract to pay Net Rate Carryover, any remaining amounts will be distributed as described above under “—Distributions—Distributions of Funds from the Corridor Contract” and will not thereafter be available for payments of Net Rate Carryover for any class of Certificates, unless the remaining amounts are allocated to the Trustee in connection with an early termination of the Corridor Contract in which case the amounts will be held by the Trustee until the Corridor Contract Termination Date for distribution as described above under “—Distributions —Distributions of Funds from the Corridor Contract.”

With respect to the Corridor Contract and any Distribution Date beginning with the Distribution Date in January 2007 to and including the Distribution Date in January 2009, the amount (if any) payable by the Corridor Contract Counterparty under the Corridor Contract will equal the product of:

(i) the excess (if any) of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) the Corridor Contract Ceiling Rate for the Distribution Date over (y) the Corridor Contract Strike Rate for that Distribution Date,

(ii) the Corridor Contract Notional Balance for that Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

Pursuant to the Corridor Contract Administration Agreement, on or prior to each Distribution Date, the Corridor Contract Administrator will allocate any payment received from the Corridor Contract Counterparty with respect to the Corridor Contract and the Distribution Date (other than any termination payment, which will be allocated as described below):

•
first, to the Trustee, up to the amount that would be payable under the Corridor Contract if clause (ii) of the preceding paragraph were equal to the lesser of the Corridor Contract Notional Balance for the Distribution Date and the Certificate Principal Balance of the Class A-1 Certificates immediately prior to the Distribution Date, referred to as a “Net Corridor Contract Payment,” and

•	second, to Countrywide Home Loans, any remainder, referred to as an “Excess Corridor Contract Payment.”

Excess Corridor Contract Payments will not be available to cover Net Rate Carryover on the Certificates.

The “Corridor Contract Notional Balance,” the “Corridor Contract Strike Rate” and the “Corridor Contract Ceiling Rate” for the Corridor Contract for each Distribution Date are as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Corridor Contract is scheduled to remain in effect and is referred to as the “Corridor Contract Termination Date” for the Corridor Contract.

Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Strike Rate (%)	Corridor Contract Ceiling Rate (%)
January 2007	728,016,000	8.350	10.000
February 2007	709,141,563	7.257	10.000
March 2007	687,935,933	8.048	10.000
April 2007	664,545,693	7.257	10.000
May 2007	639,030,742	7.503	10.000
June 2007	611,460,804	7.258	10.000

Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Strike Rate (%)	Corridor Contract Ceiling Rate (%)
July 2007	581,915,398	7.504	10.000
August 2007	550,483,255	7.258	10.000
September 2007	517,262,052	7.258	10.000
October 2007	482,358,044	7.504	10.000
November 2007	445,887,301	7.258	10.000
December 2007	408,756,359	7.504	10.000
January 2008	372,638,220	7.259	10.000
February 2008	337,508,831	7.259	10.000
March 2008	303,358,195	7.768	10.000
April 2008	270,159,251	7.260	10.000
May 2008	237,885,679	7.506	10.000
June 2008	206,511,885	7.260	10.000
July 2008	176,012,977	7.506	10.000
August 2008	146,364,747	7.261	10.000
September 2008	117,543,655	7.261	10.000
October 2008	89,526,805	7.507	10.000
November 2008	62,291,933	7.262	10.000
December 2008	35,817,385	7.508	10.000
January 2009	10,082,106	7.262	10.000

The Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract, failure by the Corridor Contract Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will be an additional termination event under the Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld and which approval is not needed if such assignment is to a subsidiary of The Bear Stearns Companies, Inc., provided the Depositor is given notice and any rating agency, if applicable.

If the Corridor Contract is terminated early, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment will be allocated by the Corridor Contract Administrator between the Trustee and Countrywide Home Loans, based on, with respect to the Trustee, a fraction, the numerator of which is the lesser of (x) the Corridor Contract Notional Balance at the time of termination and (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination, and with respect to Countrywide Home Loans, a fraction, the numerator of which is the excess, if any, of (x) the Corridor Contract Notional Balance at the time of termination over (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination. The portion of any termination payment that is allocated to the issuing entity will be held by the Trustee until the Corridor Contract Termination Date to pay any Net Rate Carryover on the Class A-1 Certificates. However, if a termination occurs, we cannot assure you that a termination payment will be owing to the Trustee. The Pooling and Servicing Agreement does not provide for the substitution of a replacement corridor contract in the event of a termination of an existing Corridor Contract or in any other circumstance.

The Corridor Contract Counterparty, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. The Corridor Contract Counterparty engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. As of the date of this free writing prospectus, the Corridor Contract Counterparty has a ratings classification of “AAA” from Standard & Poor’s and “Aaa” from Moody’s Investors Service.

The significance percentage for the Corridor Contract is less than 10%. The “significance percentage” for the Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Certificate Principal Balance of the Class A-1 Certificates. The “significance estimate” of the Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Corridor Contract Counterparty or the Corridor Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under any Corridor Contract or the Corridor Contract Administration Agreement and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under any Corridor Contract or against the Corridor Contract Administrator in respect of its obligations under the Corridor Contract Administration Agreement.

The Corridor Contract, the Corridor Contract Assignment Agreement and the Corridor Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

The Swap Contract

Countrywide Home Loans has entered into an interest rate swap transaction with Bear Stearns Financial Products Inc. (the “Swap Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Swap Counterparty (the “Swap Contract”). On the Closing Date, pursuant to a “Swap Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Swap Contract to The Bank of New York, as swap contract administrator (in such capacity, the “Swap Contract Administrator”). Pursuant to the Swap Contract, the terms of a 1992 ISDA Master Agreement (Multicurrency - Cross Border), Schedule and Credit Support Annex were incorporated into the Swap Contract, as if the ISDA Master Agreement, Schedule and Credit Support Annex had been executed by Swap Contract Administrator and the Swap Counterparty on the date that the Swap Contract was executed. The Swap Contract is subject to certain ISDA definitions. Countrywide Home Loans, the Swap Contract Administrator and the Trustee (acting as trustee of the swap trust) will enter into a swap contract administration agreement (the “Swap Contract Administration Agreement”) pursuant to which the Swap Contract Administrator will allocate any payments received under the Swap Contract between the Trustee (acting as trustee of the swap trust) and Countrywide Home Loans as described below and pursuant to which the Swap Contract Administrator will remit to the Swap Counterparty any funds received from the Trustee (acting as trustee of the swap trust) for payment to the Swap Counterparty.

With respect to any Distribution Date on or prior to the Swap Contract Termination Date, the amount payable by the Swap Contract Administrator to the Swap Counterparty under the Swap Contract will equal the product of:

(i) a fixed rate of 5.360% per annum,

(ii) the lesser of (a) the Swap Contract Notional Balance for the Distribution Date and (b) the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates immediately prior to such Distribution Date, and

(iii) the number of days in the related calculation period (calculated on the basis of a 360-day year of twelve 30-day months), divided by 360.

With respect to any Distribution Date on or prior to the Swap Contract Termination Date, the amount payable by the Swap Counterparty to the Swap Contract Administrator under the Swap Contract will equal the product of:

(i) One-Month LIBOR (as determined by the Swap Counterparty),

(ii) the lesser of (a) the Swap Contract Notional Balance for the Distribution Date and (b) the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates immediately prior to such Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

With respect to any Distribution Date, the Swap Contract Administrator or the Swap Counterparty, as the case may be, will only be required to make a “Net Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party as described in the two preceding paragraphs over the payment that it is entitled to receive from that other party as described in the two preceding paragraphs. Any Net Swap Payment owed by the Swap Counterparty with respect to any Distribution Date will be payable on the business day preceding such Distribution Date, while any Net Swap Payment owed to the Swap Counterparty with respect to any Distribution Date will be payable on such Distribution Date.

If a Net Swap Payment and/or a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is payable to the Swap Counterparty with respect to any Distribution Date, the Trustee will deduct from Interest Funds the amount of such Net Swap Payment or Swap Termination Payment as described under clause (1) under “— Distributions — Distributions of Interest” above (and to the extent that Interest Funds are insufficient, the Trustee will deduct from the Principal Remittance Amount any additional amounts necessary to make such Net Swap Payment and/or Swap Termination Payment due to the Swap Counterparty) and deposit the amount of such Net Swap Payment or Swap Termination Payment in the Swap Account maintained on behalf of the swap trust.

In the event that a Swap Termination Payment due to a Swap Counterparty Trigger Event is payable to the Swap Counterparty with respect to any Distribution Date, the Trustee will deduct from Excess Cashflow the amount of such Swap Termination Payment as described under clause (5) under “— Overcollateralization Provisions —Excess Cashflow” above and remit such amount to the Swap Account maintained on behalf of the swap trust.

In the event that a Net Swap Payment is payable from the Swap Counterparty with respect to any Distribution Date, the Swap Contract Administrator will remit to the Trustee on behalf of the swap trust and for deposit into the Swap Account an amount equal to the sum of (a) any Current Interest and Interest Carry Forward Amounts with respect to the Class A-2 and Class A-3 Certificates, (b) any Net Rate Carryover with respect to the Class A-2 and Class A-3 Certificates, (c) any Unpaid Realized Loss Amounts with respect to the Class A-2 and Class A-3 Certificates, in each case that remain unpaid following distribution of the Interest Funds and the Excess Cashflow for the Distribution Date, (d) any remaining Overcollateralization Deficiency Amount that remains following distribution of the Interest Funds and the Excess Cashflow for the Distribution Date and (e) the Swap Reserve Fund O/C Deficiency Amount; provided that amounts otherwise payable on the Class A-2 and Class A-3 Certificates, pursuant to the foregoing, that were covered by the Certificate Insurance Policy will instead be paid to the Certificate Insurer. Any portion of any Net Swap Payment not remitted by the Swap Contract Administrator to the Trustee (acting as trustee of the swap trust) with respect to any Distribution Date will be remitted to Countrywide Home Loans and will not be available to make distributions in respect of any class of Certificates.

If the Swap Contract is terminated, Countrywide Home Loans will be required to assist the Swap Contract Administrator in procuring a replacement swap contract with terms approximating those of the original Swap Contract. In the event that a Swap Termination Payment was payable by the Swap Counterparty in connection with the termination of the original Swap Contract, that Swap Termination Payment will be used to pay any upfront amount in connection with the replacement swap contract, and any remaining portion of that Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of Certificates. In the event that the swap counterparty in respect of a replacement swap contract pays any upfront amount to the Swap Contract Administrator in connection with entering into the replacement swap contract, if that upfront amount is received prior to the Distribution Date on which the Swap Termination Payment is due to the Swap Counterparty under the original Swap Contract, a portion of that upfront amount equal to the lesser of (x) that upfront amount and (y) the amount of the Swap Termination Payment due to the Swap Counterparty under the original Swap Contract (the “Adjusted Replacement Upfront Amount”) will be included in the Interest Funds on that Distribution Date and any upfront amount paid by the replacement swap counterparty in excess of the Adjusted Replacement Upfront Amount will be distributed to Countrywide Home Loans. If that upfront amount is received after the Distribution Date on which the Swap Termination Payment was due to the Swap Counterparty under the original Swap Contract, or in the event that the Swap Contract is terminated and no replacement swap contract can be procured on terms approximating those of the original Swap Contract and a Swap Termination Payment was payable by the Swap Counterparty, that upfront amount or Swap Termination Payment payable by the Swap Counterparty, as the case may be, will be retained by the Swap Contract Administrator and remitted to the Trustee on behalf of the swap trust on subsequent Distribution Dates up to and including the Swap Contract Termination Date to cover the amounts described in clauses (a), (b), (c) and (d) of the preceding paragraph. Following the Swap Contract Termination Date, any remainder of an upfront amount paid by a replacement swap counterparty, or of a Swap Termination Payment paid by a Swap Counterparty, will be distributed to Countrywide Home Loans and will not be available to make distributions in respect of any class of Certificates.

Following the distributions of Excess Cashflow as described under “— Overcollateralization Provisions —Excess Cashflow”, the Trustee, acting on behalf of the swap trust, shall distribute the aggregate amount on deposit in the Swap Account and the Swap Reserve Fund in the following order:

(1) to the Swap Contract Administrator for payment to the Swap Counterparty, any Net Swap Payment payable to the Swap Counterparty with respect to such Distribution Date;

(2) to the Swap Contract Administrator for payment to the Swap Counterparty, any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty with respect to such Distribution Date;

(3) concurrently, to the Class A-2 and Class A-3 Certificates, any remaining Current Interest and Interest Carry Forward Amount, pro rata based on their respective entitlements;

(4) concurrently, to the Class A-2 and Class A-3 Certificates, to the extent needed to pay any remaining Net Rate Carryover for each such class, pro rata, based on the amount of such remaining Net Rate Carryover;

(5) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount up to the Overcollateralization Deficiency Amount remaining unpaid following the distribution of Excess Cashflow as described above under “— Overcollateralization Provisions” but not exceeding the aggregate amount of Realized Losses on the Mortgage Loans from the Cut-off Date for each Mortgage Loan to (and including) the last day of the related Due Period (reduced by the aggregate amount of any Subsequent Recoveries and Charged-off Loan Proceeds received through the last day of that Due Period), payable to each such class in the order of priority set forth in clause (2) under “— Distributions — Distributions of Principal” above;

(6) concurrently, to the Class A-2 and Class A-3 Certificates, pro rata based on the remaining Unpaid Realized Loss Amounts for those classes, in each case in an amount equal to the remaining Unpaid Realized Loss Amount for the class;

(7) to the Swap Reserve Fund, the Swap Reserve Fund O/C Deficiency Amount; and

(8) to the Swap Contract Administrator for payment to the Swap Counterparty, only to the extent necessary to cover any Swap Termination Payment due to a Swap Counterparty Trigger Event payable to the Swap Counterparty with respect to such Distribution Date;

provided that amounts otherwise payable on the Class A-2 and Class A-3 Certificates, pursuant to the foregoing, that were covered by the Certificate Insurance Policy will instead be paid to the Certificate Insurer.

The Trustee, in its capacity as trustee of the swap trust, will establish and maintain an account (the “Swap Reserve Fund”) on behalf of the holders of the Class A Certificates and the Swap Counterparty. The Swap Reserve Fund will not be an asset of any REMIC. Funds on deposit in the Swap Reserve Fund shall be distributed on each Distribution Date in accordance with the provisions set forth in the preceding paragraph. For any Distribution Date, the “Swap Reserve Fund O/C Deficiency Amount” will be an amount equal to the Overcollateralization Deficiency Amount for such Distribution Date after giving effect to the distribution of the Principal Distribution Amount, Excess Cashflow and the Net Swap Payment, if any, on such Distribution Date.

The “Swap Contract Notional Balance” for each Distribution Date is as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Swap Contract is scheduled to remain in effect and is referred to as the “Swap Contract Termination Date” for the Swap Contract.

Month of Distribution Date	Swap Contract Notional Balance ($)
January 2007	869,584,000
February 2007	869,584,000
March 2007	869,584,000
April 2007	869,584,000
May 2007	869,584,000
June 2007	869,584,000
July 2007	869,584,000
August 2007	869,584,000
September 2007	869,584,000
October 2007	869,584,000
November 2007	869,584,000
December 2007	869,584,000
January 2008	869,584,000
February 2008	869,584,000
March 2008	869,584,000
April 2008	869,584,000
May 2008	869,584,000
June 2008	869,584,000
July 2008	869,584,000
August 2008	869,584,000
September 2008	869,584,000
October 2008	869,584,000
November 2008	869,584,000
December 2008	869,584,000
January 2009	848,860,136
February 2009	823,861,408
March 2009	799,561,670
April 2009	775,941,556
May 2009	752,982,234
June 2009	730,665,389
July 2009	708,973,212
August 2009	691,185,871
September 2009	671,552,309
October 2009	652,468,760
November 2009	633,919,965
December 2009	615,891,087
January 2010	598,367,696
February 2010	581,335,760
March 2010	564,781,635
April 2010	548,692,050
May 2010	533,054,103
June 2010	517,855,247
July 2010	503,083,280
August 2010	488,726,338
September 2010	474,772,883
October 2010	461,211,696
November 2010	448,031,867
December 2010	435,222,789
January 2011	422,774,144
February 2011	410,675,904
March 2011	398,918,312
April 2011	387,491,886
May 2011	376,387,403
June 2011	365,595,894
July 2011	355,108,640
August 2011	344,917,162
September 2011	335,013,215
October 2011	325,388,782
November 2011	316,036,069
December 2011	306,947,496
January 2012	298,116,185
February 2012	289,534,455
March 2012	281,195,340
April 2012	273,092,065
May 2012	265,218,043
June 2012	257,566,870
July 2012	250,132,320
August 2012	242,908,337
September 2012	235,889,035
October 2012	229,068,689

Month of Distribution Date	Swap Contract Notional Balance ($)
November 2012	222,441,735
December 2012	216,002,762
January 2013	209,746,508
February 2013	203,667,859
March 2013	197,761,840
April 2013	192,023,618
May 2013	186,448,490
June 2013	180,968,565
July 2013	175,475,324
August 2013	170,138,408
September 2013	164,953,431
October 2013	159,916,132
November 2013	155,022,364

A “Swap Termination Payment” is a termination payment required to be made by either the Swap Contract Administrator or the Swap Counterparty pursuant to the Swap Contract as a result of an early termination of the Swap Contract.

The Swap Contract will be subject to early termination by the Swap Contract Administrator if at any time an “event of default” under the Swap Contract occurs and is continuing with respect to the Swap Counterparty (or any related guarantor, if applicable), in each case in accordance with the provisions of the Swap Contract. Events of default with respect to the Swap Counterparty (or any related guarantor, if applicable) include the following:

1. a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

2. a failure to comply with or perform any non-payment agreement or obligation to be complied with or performed in accordance with the Swap Contract, if such failure is not remedied on or before the thirtieth day after notice of such failure is received,

3. if the credit rating of the Swap Counterparty falls below a required ratings threshold level established by Moody’s and specified in the Swap Contract for 30 or more business days, a failure to post any collateral required if such failure is not remedied on or before the third business day after notice of such failure is received and certain other events involving the termination or repudiation of the Credit Support Annex prior to the satisfaction of all obligations under the Swap Contract,

4. a breach of certain representations of the Swap Counterparty in the Swap Contract,

5. (i) the occurrence or existence of a default, event of default or other similar condition or event in respect of the Swap Counterparty under one or more agreements or instruments relating to indebtedness in an aggregate amount of not less than $100,000,000.00 which has resulted in the acceleration or potential acceleration of such indebtedness or (ii) a default by the Swap Counterparty under such agreement or instrument in making one or more payments on the due date thereof in an aggregate amount of not less than $100,000,000.00 (after giving effect to any applicable notice requirement or grace period),

6. certain insolvency or bankruptcy events, and

7. a merger by the Swap Counterparty without an assumption of its obligations under the Swap Contract.

The Swap Contract will be subject to early termination by the Swap Counterparty if at any time an “event of default” under the Swap Contract occurs and is continuing with respect to the Swap Contract Administrator, in each case in accordance with the provisions of the Swap Contract. Events of default with respect to the Swap Contract Administrator include the following:

1. a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the third business day after notice of such failure is received,

2. if the Swap Counterparty is required to post collateral under the Swap Contract, a failure by the Swap Contract Administrator to return any collateral required to be returned under the Credit Support Annex if such failure is not remedied on or before the second business day after notice of such failure is received,

3. certain insolvency or bankruptcy events, and

4. a merger by the Swap Contract Administrator without an assumption of its obligations under the Swap Contract.

The Swap Contract will also be subject to early termination by either the Swap Counterparty or the Swap Contract Administrator (or, in some cases, by both parties) if at any time a “termination event” under the Swap Contract occurs and is continuing with respect to either party or both parties, in each case in accordance with the provisions of the Swap Contract. Termination events include the following:

1. illegality (which generally relates to changes in law causing it to become unlawful for either party (or any related guarantor, in the case of the Swap Counterparty) to perform its obligations under the Swap Contract or guaranty, as applicable),

2. a tax event (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax), and

3. a tax event upon merger (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax, in each case, resulting from a merger).

Finally, the Swap Contract will also be subject to early termination by the party indicated below if at any time an “additional termination event” under the Swap Contract occurs and is continuing with respect to the other party, in each case in accordance with the provisions of the Swap Contract:

1. by the Swap Counterparty, in the event of an amendment to the Pooling and Servicing Agreement that could reasonably be expected to have a material adverse effect on the Swap Counterparty without the prior written consent of the Swap Counterparty where such consent is required under the Pooling and Servicing Agreement,

2. by the Swap Counterparty, in the event that (i) an Applied Realized Loss Amount is applied to reduce the Certificate Principal Balance of any class of Class A Certificates on any Distribution Date and (ii) the Certificate Insurer fails to pay the amount of such Applied Realized Loss Amount on that Distribution Date as required by the Certificate Insurance Policy,

3. by the Swap Contract Administrator, in the event that (i) the credit rating of the Swap Counterparty (or any related guarantor) falls below an initial threshold level or a second, lower threshold level, each established by Moody’s and S&P and specified in the Swap Contract and (ii) the Swap Counterparty fails to take the actions required under the Swap Contract, which in some cases includes posting collateral under the Credit Support Annex, and

4. by the Swap Contract Administrator, in the event of a failure by the Swap Counterparty to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of Regulation AB with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Swap Contract, and the Swap Counterparty fails to transfer the Swap Contract at its sole cost and expense, in whole, but not in part, to a replacement counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating thresholds set forth in the Swap Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld) and any Rating Agency, if applicable.

A “Swap Counterparty Trigger Event” means an event of default under the Swap Contract with respect to which the Swap Counterparty is the sole defaulting party or a termination event under the Swap Contract (other than illegality or a tax event) with respect to which the Swap Counterparty is the sole affected party.

Bear Stearns Financial Products Inc. or BSFP, will be the swap contract provider. BSFP, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. BSFP engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. As of the date of this free writing prospectus, BSFP has a ratings classification of “AAA” from Standard & Poor’s and “Aaa” from Moody’s Investors Service.

The significance percentage for the Swap Contract is less than 10%. The “significance percentage” for the Swap Contract is the percentage that the significance estimate of the Swap Contract represents of the aggregate Certificate Principal Balance of the Class A-2 and Class A-3 Certificates. The “significance estimate” of the Swap Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Swap Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Swap Counterparty or the Swap Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under the Swap Contract or the Swap Contract Administration Agreement and will not have any right to proceed directly against the Swap Counterparty in respect of its obligations under the Swap Contract or against the Swap Contract Administrator in respect of its obligations under the Swap Contract Administration Agreement.

The Swap Contract, the Swap Contract Assignment Agreement and the Swap Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

Calculation of One-Month LIBOR

On the second LIBOR Business Day preceding the commencement of each Accrual Period for the Class A Certificates (each such date, an “Interest Determination Date”), the Trustee will determine the London interbank offered rate for one-month United States dollar deposits (“One-Month LIBOR”) for the Accrual Period on the basis of such rate as it is quoted on the Bloomberg Terminal for that Interest Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.350%.

The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the Class A Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.

Carryover Reserve Fund

The Pooling and Servicing Agreement will require the Trustee to establish an account (the “Carryover Reserve Fund”), which is held in trust by the Trustee on behalf of the holders of the interest-bearing Certificates. On the Closing Date, Countrywide Home Loans will deposit $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.

On each Distribution Date, the Trustee will deposit in the Carryover Reserve Fund amounts allocated to the issuing entity in respect of the Corridor Contract. On each Distribution Date, the amounts allocated to the issuing entity in respect of the Corridor Contract will be distributed to the Class A-1 Certificates to pay any Net Rate Carryover on the Class A-1 Certificates as described under “— Distributions — Distributions of Funds from the Corridor Contract” above.

On each Distribution Date, to the extent that Excess Cashflow is available as described under “— Overcollateralization Provisions” above, the Trustee will deposit in the Carryover Reserve Fund (1) the amount needed to pay any Net Rate Carryover as described under “— Overcollateralization Provisions” above and (2) an amount equal to the excess, if any, of (i) $1,000 over (ii) the amount of funds on deposit in the Carryover Reserve Fund following all other deposits to, and withdrawals from, the Carryover Reserve Fund on the Distribution Date (the “Required Carryover Reserve Fund Deposit”).

Applied Realized Loss Amounts

If on any Distribution Date, after giving effect to the distributions of Available Funds as described above, the aggregate Certificate Principal Balance of the Class A Certificates exceeds the sum of the aggregate Stated Principal Balance of the Mortgage Loans and the amount on deposit in the Pre-Funding Account, the amount of the excess will be applied to reduce the Certificate Principal Balances of each class of Class A Certificates, pro rata, until the Certificate Principal Balances of such classes have been reduced to zero. A reduction described in this paragraph is referred to as an “Applied Realized Loss Amount.” The Certificate Insurer is obligated to make Insured Payments in respect of Applied Realized Loss Amounts on the Class A Certificates as they occur.

If the Certificate Principal Balance of a class of Certificates has been reduced through the application of Applied Realized Loss Amounts as described above, interest will accrue on the Certificate Principal Balance as so reduced unless the Certificate Principal Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of the class as described in the definition of “Certificate Principal Balance” described in this free writing prospectus under “— Glossary of Terms — General Definitions.”; provided, however, that to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy.

Certificate Insurance Policy

On the Closing Date, MBIA Insurance Corporation (the “Certificate Insurer”) will issue a certificate guaranty insurance policy (the “Certificate Insurance Policy”) in favor of the Trustee on behalf of the Class A certificateholders. The following summary of the provisions of the Certificate Insurance Policy does not purport to be complete and is qualified in its entirety by reference to the Certificate Insurance Policy. The Certificate Insurance Policy will be filed with the SEC as an Exhibit to a Current Report on Form 8-K after the Closing Date.

The Certificate Insurer does not accept any responsibility for the accuracy or completeness of this free writing prospectus or any information or disclosure contained in or omitted from this free writing prospectus, other than with respect to the accuracy of the information regarding the Certificate Insurance Policy and the Certificate Insurer set forth under the headings “Description of the Certificates—Certificate Insurance Policy” and “—The Certificate Insurer” in this free writing prospectus, except for the initial paragraph immediately above. Additionally, the Certificate Insurer makes no representation regarding the Class A Certificates or the advisability of investing in the Class A Certificates.

The Certificate Insurer, in consideration of the payment of a premium and subject to the terms of the Certificate Insurance Policy, thereby unconditionally and irrevocably guarantees to any Class A Certificateholder that an amount equal to each full and complete Insured Payment will be received from the Certificate Insurer by the Trustee, or its successors, as trustee for the Class A Certificateholders, on behalf of the Class A Certificateholders, for distribution by the Trustee to each Class A Certificateholder of that Certificateholder’s proportionate share of the Insured Payment.

The Certificate Insurer’s obligations under the Certificate Insurance Policy, with respect to a particular Insured Payment, will be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not those funds are properly applied by the Trustee. Insured Payments will be made only at the time set forth in the Certificate Insurance Policy, and no accelerated Insured Payments will be made regardless of any acceleration of the Class A Certificates, unless the acceleration is at the sole option of the Certificate Insurer.

Notwithstanding the foregoing paragraph, the Certificate Insurance Policy does not cover shortfalls, if any, attributable to the liability of the issuing entity, any REMIC or the Trustee for withholding taxes, if any (including interest and penalties in respect of any liability for withholding taxes).

The Certificate Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Certificate Insurer’s fiscal agent of the following:

•	a certified copy of the order requiring the return of a preference payment;

•	an opinion of counsel satisfactory to the Insurer that the order is final and not subject to appeal;

•
an assignment in a form that is reasonably required by the Certificate Insurer, irrevocably assigning to the Certificate Insurer all rights and claims of the Class A Certificateholder relating to or arising under the Class A Certificates against the debtor which made the preference payment or otherwise with respect to the preference payment; and

•
appropriate instruments to effect the appointment of the Certificate Insurer as agent for the Class A Certificateholder in any legal proceeding related to the preference payment, which instruments are in a form satisfactory to the Certificate Insurer;

provided that if these documents are received after 12:00 p.m., New York City time, on that Business Day, they will be deemed to be received on the following Business Day. Payments by the Certificate Insurer will be disbursed to the receiver or the trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Class A Certificateholder and not to any Class A Certificateholder directly unless such Class A Certificateholder has returned principal or interest paid on the Class A Certificates to the receiver or trustee in bankruptcy, in which case that payment will be disbursed to such Class A Certificateholder.

The Certificate Insurer will pay any other amount payable under the Certificate Insurance Policy no later than 12:00 p.m., New York City time, on the later of the Distribution Date on which the related Deficiency Amount is due or the third Business Day following receipt in New York, New York on a Business Day by U.S. Bank Trust National Association, as fiscal agent for the Certificate Insurer, or any successor fiscal agent appointed by the Certificate Insurer of a notice from the Trustee specifying the Insured Payment which is due and owing on the applicable Distribution Date, provided that if the notice is received after 12:00 p.m., New York City time, on that Business Day, it will be deemed to be received on the following Business Day. If any notice received by the Certificate Insurer’s fiscal agent is not in proper form or is otherwise insufficient for the purpose of making a claim under the Certificate Insurance Policy, it will be deemed not to have been received by the Certificate Insurer’s fiscal agent for the purposes of this paragraph, and the Certificate Insurer or the fiscal agent, as the case may be, will promptly so advise the Trustee and the Trustee may submit an amended notice.

Insured Payments due under the Certificate Insurance Policy, unless otherwise stated therein, will be disbursed by the Certificate Insurer’s fiscal agent to the Trustee on behalf of the Class A Certificateholders by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of the Insured Payment and legally available therefore.

The fiscal agent is the agent of the Certificate Insurer only and the fiscal agent will in no event be liable to Class A Certificateholders for any acts of the fiscal agent or any failure of the Certificate Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under the Certificate Insurance Policy.

Subject to the terms of the Pooling and Servicing Agreement, the Certificate Insurer shall be subrogated to the rights of each Class A Certificateholder to receive payments under the Class A Certificates to the extent of any payment by the Certificate Insurer under the Certificate Insurance Policy.

As used in the Certificate Insurance Policy, the following terms shall have the following meanings:

“Class A Available Funds” means, with respect to any Distribution Date, funds allocated from amounts available pursuant to the Pooling and Servicing Agreement to make distributions on the Class A Certificates on such Distribution Date, including without limitation amounts on deposit in the Distribution Account.

“Deficiency Amount” means, with respect to any Distribution Date, the excess, if any, of Required Distributions for such Distribution Date over Class A Available Funds.

“Insured Payment” means (i) as of any Distribution Date, any Deficiency Amount and (ii) any Preference Amount.

“Preference Amount” means any amount previously distributed to a Class A Certificateholder on the Class A Certificates that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

“Required Distributions” means, (a) with respect to any Distribution Date, the sum of (i) the amount of interest that has accrued on the Class A Certificates at the applicable Pass-Through Rate during the applicable Accrual Period with respect to the Class A Certificates, net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Servicemembers Civil Relief Act, or similar state or local laws and (ii) if such Distribution Date is not the Final Scheduled Distribution Date, the amount of any Applied Realized Loss Amounts, if any, allocated to the Class A Certificates and (b) on the Final Scheduled Distribution Date, the aggregate Certificate Principal Balance of the Class A Certificates (after giving effect to all distributions to be made on such Distribution Date). Required Distributions do not include any Net Rate Carryover.

Capitalized terms used in the Certificate Insurance Policy and not otherwise defined in the Certificate Insurance Policy shall have the meanings set forth in the Pooling and Servicing Agreement as of the date of execution of the Certificate Insurance Policy, without giving effect to any subsequent amendment or modification to the Pooling and Servicing Agreement unless such amendment or modification has been approved in writing by the Certificate Insurer.

The Certificate Insurance Policy is being issued under and pursuant to, and will be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

The insurance provided by the Certificate Insurance Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

The Certificate Insurance Policy is not cancelable for any reason. The premium on the Certificate Insurance Policy is not refundable for any reason including payment, or provision being made for payment, prior to the maturity of the Class A Certificates.